Exhibit 4.8

Dated March 30, 2026

STARFIRE SHIPPING CO.
NIGHTWING SHIPPING CO.
QUICKSILVER SHIPPING CO.
MANTIS SHIPPING CO.
as joint and several Borrowers

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders

and

HAMBURG COMMERCIAL BANK AG
as Agent, Mandated Lead Arranger
and Security Trustee

LOAN AGREEMENT

relating to
a senior secured reducing revolving credit facility of up to US$60,000,000 secured on m.vs. "DREAM ARRAX", "DREAM VERMAX",
"WONDER ALTAIR" and "WONDER MAIA"

Index

Clause		Page
1	Interpretation	1
2	Facility	28
3	Position of the Lenders	28
4	Drawdown	29
5	Interest	30
6	Interest Periods	31
7	Changes to the Calculation of Interest	32
8	Repayment and Prepayment	34
9	Conditions Precedent	38
10	Representations and Warranties	39
11	General Undertakings	44
12	Corporate Undertakings	52
13	Insurance	54
14	Ship Covenants	61
15	Security Cover	68
16	Payments and Calculations	70
17	Application of Receipts	73
18	Application of Earnings	74
19	Events of Default	77
20	Fees and Expenses	82
21	Indemnities	84
22	No Set-Off or Tax Deduction	87
23	Illegality, etc.	89
24	Increased Costs	90
25	Set-Off	92
26	Transfers and Changes in Lending Offices	93
27	Variations and Waivers	99
28	Notices	102
29	Joint and Several Liability	105
30	Supplemental	106
31	Bail-In	107
32	Confidential Information	108
33	Law and Jurisdiction	111

Schedules

Execution

Execution Pages	129

THIS AGREEMENT is made on March 30, 2026

BETWEEN

(1)
STARFIRE SHIPPING CO., NIGHTWING SHIPPING CO., QUICKSILVER SHIPPING CO. and MANTIS SHIPPING CO., each a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as joint and several Borrowers;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (Lenders and Commitments), as Lenders;

(3)	HAMBURG COMMERCIAL BANK AG acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany, as Agent;

(4)	HAMBURG COMMERCIAL BANK AG acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany, as Mandated Lead Arranger; and

(5)	HAMBURG COMMERCIAL BANK AG acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany, as Security Trustee.

BACKGROUND

The Lenders have agreed to make available to the Borrowers a senior secured reducing revolving credit facility of up to US$60,000,000 for providing general working capital to the other members of the Group.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

Subject to Clause 1.5 (General Interpretation), in this Agreement:

"Account" means each of the Earnings Accounts, the Liquidity Account, the Dry Dock Reserve Accounts and the Retention Account and, in the plural, means all of them.

"Account Bank" means Hamburg Commercial Bank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany, or any successor.

"Account Pledge" means, in relation to each Account, a pledge agreement creating security in respect of that Account in the Agreed Form and, in the plural, means all of them.

"Advance" means a borrowing by the Borrowers under this Agreement, including any Rollover Advance.

"Agency and Trust Agreement" means the agency and trust agreement executed or to be executed between the Borrowers and the Creditor Parties in the Agreed Form.

"Agent" means Hamburg Commercial Bank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, or any successor of it appointed under clause 5 (Appointment of a new Servicing Bank) of the Agency and Trust Agreement.

"Aggregate Insurable Amount" has the meaning given to it in Clause 13.16 (Mortgagee's interest and additional perils insurances).

"Agreed Form" means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of the Majority Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document.

"Annex VI" means Annex VI of the Protocol of 1997 to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

"Approved Broker" means each of Arrow Valuations Ltd, Barry Rogliano Salles, H. Clarkson & Co. Ltd., Fearnleys A/S, MB Shipbrokers and SSY Valuations Services Ltd (or any affiliate of such person through which valuations are commonly issued) and, in the plural, means all of them.

"Approved Flag" means, in relation to a Ship, the Republic of the Marshall Islands flag or such other flag as the Agent may approve (in its sole and absolute discretion) as the flag on which that Ship is or, as the case may be, shall be registered, being as at the date of this Agreement, the flag specified as the Approved Flag in relation to that Ship in Schedule 9 (Details of the Ships).

"Approved Flag State" means, in relation to a Ship, the Republic of the Marshall Islands or any other country in which the Agent may approve that that Ship is or, as the case may be, shall be registered.

"Approved Head Manager" means, in relation to a Ship:

(a)	Castor Ships; or

(b)	any other company which the Agent (acting on the instructions of the Majority Lenders) may approve from time to time as the commercial and/or technical manager of that Ship,

being as at the date of this Agreement, the manager specified as an approved manager in relation to that Ship in Schedule 9 (Details of the Ships).

"Approved Manager" means, in relation to a Ship, the Approved Head Manager or the Approved Technical Manager of that Ship.

"Approved Manager's Undertaking" means, in relation to each Ship, a letter of undertaking including, inter alia, an assignment of each Approved Manager's rights, title and interest in the Insurances of that Ship executed or to be executed by that Approved Manager in favour of the Security Trustee in the Agreed Form agreeing certain matters in relation to that Approved Manager serving as the commercial and/or technical manager of that Ship and subordinating its rights against that Ship and the Borrower which is the owner thereof to the rights of the Creditor Parties under the Finance Documents and, in the plural, means all of them.

"Approved Technical Manager" means, in relation to a Ship:

(a)	Castor Ships; or

(b)	Columbia Shipmanagement (Deutschland) GmbH, a company incorporated under the laws of Germany with its registered office at Große Elbstr. 275, 22767 Hamburg, Germany; or

(c)	any other company which the Agent (acting on the instructions of the Majority Lenders) may approve from time to time as the commercial and/or technical manager of that Ship,

being as at the date of this Agreement, the manager specified as an approved technical manager in relation to that Ship in Schedule 9 (Details of the Ships).

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Assignable Charter" means, in relation to a Ship, any time charterparty, consecutive voyage charter or contract of affreightment in respect of such Ship having a duration (or capable of exceeding a duration) of 13 months or more and any guarantee of the obligations of the charterer under such charter or any bareboat charter in respect of that Ship and any guarantee of the obligations of the charterer under such bareboat charter, entered or to be entered into by the Borrower which is the owner thereof and a charterer or, as the context may require, bareboat charterer and, in the plural, means all of them.

"Availability Period" means, in relation to each Advance, the period commencing on the date of this Agreement and ending on:

(a)	the date falling 3 months prior to the Final Repayment Date; or

(b)	if earlier, the date on which the Total Commitments are fully cancelled or terminated.

"Available Commitment" means, at any time in relation to an Advance, a Lender's Commitment minus the amount of its Contribution in the Loan. For the purposes of calculating a Lender's Available Commitment in relation to any proposed Advance, that Lender's Contribution in any part of the Loan that is due to be repaid or prepaid on or before the proposed Drawdown Date shall not be deducted from that Lender's Revolving Commitment.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means in relation to:

(a)
an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)
any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	the United Kingdom, the UK Bail-In Legislation.

"Basel III" means, together:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

"Borrower" means each of Borrower A, Borrower B, Borrower C and Borrower D, and, in the plural, means all of them.

"Borrower A" means Starfire Shipping Co., a corporation incorporated and existing in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

"Borrower B" means Nightwing Shipping Co., a corporation incorporated and existing in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

"Borrower C" means Quicksilver Shipping Co., a corporation incorporated and existing in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

"Borrower D" means Mantis Shipping Co., a corporation incorporated and existing in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

"Break Costs" means the amount (if any) by which:

(a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or that Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means:

(a)	a day (other than a Saturday or Sunday) on which banks are open for general business:

(i)	in Hamburg, London and Piraeus regarding the fixing of any interest rate which is required to be determined under this Agreement or any Finance Document;

(ii)	in Hamburg, New York and Piraeus in respect of any payment which is required to be made under a Finance Document; and

(iii)	in Hamburg and in Piraeus regarding any other action to be taken under this Agreement or any other Finance Document; and

(b)	in relation to the fixing of an interest rate:

(i)	a day which is a US Government Securities Business Day; and

(ii)	a day (other than a Saturday or Sunday) on which banks are open for general business in any other place which the Agent may select in its absolute discretion and notify in writing to the Borrowers.

"Cancellation Notice" has the meaning given in Clause 8.6 (Optional facility cancellation).

"Castor Ships" means Castor Ships S.A. a corporation incorporated and existing in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and having established a branch office in Greece at 10 Seneka Street, 145 64 Kifissia, Greece.

"Change of Control" means:

(a)	in relation to a Security Party (other than the Corporate Guarantor) or a Borrower, a change in:

(i)	the ultimate beneficial ownership of any of the shares in that Security Party or that Borrower; or

(ii)	the ultimate control of the voting rights attaching to any of those shares; or

(iii)	the legal ownership of any of those shares, if such change results in that Security Party or that Borrower ceasing to be a direct or indirect wholly-owned subsidiary of the Corporate Guarantor; and

(b)
in relation to the Corporate Guarantor, a change which results in any person or group of persons acting in concert gaining directly or indirectly control of the Corporate Guarantor other than the Permitted Holder;

For the purpose of sub-paragraph (b) above:

(i)	"control" means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the Corporate Guarantor; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Corporate Guarantor; or

(C)
give directions with respect to the operating and financial policies of the Corporate Guarantor with which the directors or other equivalent officers of the Corporate Guarantor are obliged to comply; and/or

(ii)
"acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Corporate Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of the Corporate Guarantor.

"Charterparty Assignment" means, in relation to a Ship, an assignment of the rights of the Borrower who is the owner of that Ship under any Assignable Charter relative thereto and any guarantee of such Assignable Charter executed or to be executed by that Borrower in favour of the Security Trustee in the Agreed Form and, in the plural, means all of them.

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means, in relation to a Lender, the amount set opposite its name in Schedule 1 (Lenders and Commitments), or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

"Compliance Certificate" means a certificate in the form set out in Schedule 6 (Form of Compliance Certificate) (or in any other form which the Agent approves or requires) to be provided at the times and in the manner set out in Clause 11.20 (Compliance Certificate).

"Confidential Information" means all information relating to any Borrower, any Security Party, the Group, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents or the Loan from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Creditor Party of Clause 32 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, after having made due enquiry, unconnected with the Group and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrowers and the Agent.

"Contractual Currency" has the meaning given in Clause 21.6 (Currency indemnity).

"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender.

"Corporate Guarantee" means a guarantee of the obligations of the Borrowers under this Agreement and the other Finance Documents to which each Borrower is a party, in the Agreed Form.

"Corporate Guarantor" means Toro Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

"Creditor Party" means the Agent, the Security Trustee, the Mandated Lead Arranger or any Lender, whether as at the date of this Agreement or at any later time and, in the plural, means all of them.

"Deed of Covenant" means, in relation to a Ship and if required by the laws of the Approved Flag, a deed of covenant collateral to the Mortgage on that Ship, in the Agreed Form.

"Defaulting Lender" means any Lender:

(a)
which has failed to make available the relevant proportion of its Commitment in respect of the Loan or has given notice to the Agent that it will not make such amount available by the Drawdown Date pursuant to Clause 4.5 (Lenders to make available Contributions); or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	an administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	that Lender is disputing in good faith whether it is contractually obliged to make the relevant payment.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Security Party; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Security Party preventing that, or any other, Party or, if applicable, any Security Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties or, if applicable, any Security Party in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Security Party whose operations are disrupted.

"Dollars" and "$" means the lawful currency for the time being of the United States of America.

"Drawdown Date" means, in respect of each Advance or a Rollover Advance, the date requested by the Borrowers for that Advance or that Rollover Advance to be borrowed, or (as the context requires) the date on which that Advance or that Rollover Advance is actually borrowed.

"Drawdown Notice" means a notice substantially in the form set out in Schedule 2 (Form of Drawdown Notice) (or in any other form which the Agent approves or reasonably requires).

"Dry Dock Reserve Account" means each of:

(a)	the account in the joint names of Borrower A and Borrower B with the Account Bank designated "Starfire Shipping Co. et al - Dry Dock Account"; and

(b)	the account in the joint names of Borrower B and Borrower C with the Account Bank designated "Quicksilver Shipping Co. et al - Dry Dock Account",

or any other accounts (with that or another office of the Account Bank) which replaces these accounts and are designated by the Agent as a Dry Dock Reserve Account for the purposes of this Agreement and, in the plural, means all of them.

"Dry Docking Reserve Amount" has the meaning given to it in Clause 11.19 (Dry Docking Reserve Amount).

"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b);

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to that Borrower or the Security Trustee in the event of requisition of a Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)
if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship.

"Earnings Account" means, in relation to a Ship, an account in the name of the Borrower owning that Ship with the Account Bank designated "name of relevant Borrower - Earnings Account", or any other account (with that or another office of the Account Bank) which replaces such account and is designated by the Agent as that Earnings Account for the purposes of this Agreement.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"Environmental Claim" means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident,

and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"Environmental Incident" means, in relation to each Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is liable to be arrested, attached, detained or injuncted and/or that Ship and/or the Borrower which is the owner thereof and/or any operator or manager of that Ship is at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is liable to be arrested and/or where the Borrower which is the owner thereof and/or any operator or manager of that Ship is at fault or otherwise liable to any legal or administrative action.

"Environmental Law" means any law, regulation, convention and agreement relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to releases of Environmentally Sensitive Material.

"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"EU Bail-In Legislation Schedule" means the document described as such and published by the LMA from time to time.

"EU Ship Recycling Regulation" means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC.

"Event of Default" means any of the events or circumstances described in Clause 19.1 (Events of Default).

"Facility" means the reducing revolving credit loan facility made available under this Agreement as described in Clause 2 (Facility).

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Final Repayment Date" means the date falling on the earlier of (i) the fifth anniversary of the first Drawdown Date and (ii) 20 February 2031.

"Finance Documents" means together:

(a)	this Agreement;

(b)	the Agency and Trust Agreement;

(c)	the Account Pledges;

(d)	the Corporate Guarantee;

(e)	any Subordination Agreement;

(f)	any Subordinated Debt Security;

(g)	the Mortgages;

(h)	the General Assignments;

(i)	any Charterparty Assignments;

(j)	the Approved Manager's Undertakings; and

(k)
any other document (whether creating a Security Interest or not) which is executed at any time by a Borrower, the Corporate Guarantor, any Approved Manager or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition and, in the singular, means any of them.

"Financial Indebtedness" means, in relation to a person (the "debtor"), any actual or contingent liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)
under a financial lease, a deferred purchase consideration arrangement (in each case, other than in respect of assets or services obtained on normal commercial terms in the ordinary course of business) or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)
under any foreign exchange transaction, any interest or currency swap, exchange or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount;

(f)	under receivables sold or discounted (other than any receivables to the extent that they are sold on a non-recourse basis); or

(g)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (f) if the references to the debtor referred to the other person.

"Financial Year" means, in relation to each of the Borrowers and the Corporate Guarantor, each period of one year commencing on 1 January in respect of which its individual or, as the case may be, consolidated accounts are or ought to be prepared.

"Fleet Vessels" means all of the vessels (including, but not limited to, the Ships) from time to time wholly owned by members of the Group (each a "Fleet Vessel").

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to sub-paragraph (ii) of paragraph (a) of Clause 7.3 (Cost of funds).

"General Assignment" means, in relation to a Ship, a general assignment of (inter alia) the Earnings, the Insurances and any Requisition Compensation relative to that Ship in the Agreed Form and, in the plural, means all of them.

"Group" means the Corporate Guarantor and its direct and indirect subsidiaries from time to time, including, without limitation, the Borrowers and "member of the Group" shall be construed accordingly.

"Historic Term SOFR" means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three US Government Securities Business Days before the Quotation Day.

"Hong Kong Convention" means Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009.

"IACS" means the International Association of Classification Societies.

"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a party to a Finance Document that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender), it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	an administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment is made within ten (10) Business Days of its due date; or

(iii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Initial Market Value" means, in relation to each Ship, the Market Value thereof calculated in accordance with the valuation relative thereto referred to in paragraph 4 of Schedule 3 (Condition Precedent Documents), Part B.

"Insurances" means, in relation to a Ship:

(a)
all policies and contracts of insurance (including without limitation any loss of hire insurance) and reinsurance, policies or contracts, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, its Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)
all rights (including, without limitation, any and all rights or claims which the Borrower owning that Ship may have under or in connection with any cut-through clause relative to any reinsurance contract relating to the aforesaid policies or contracts of insurance) and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

"Interest Period" means each period determined in accordance with Clause 6 (Interest Periods).

"Interpolated Historic Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, the most recent SOFR for a day which is no more than five US Government Securities Business Days (and no less than three US Government Securities Business Days) before the Quotation Day; and

(b)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

"Interpolated Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

"Inventory of Hazardous Materials" means, in relation to a Ship, the inventory of any material or substance which is liable to create hazards to human health and/or the environment issued by that Ship's approved classification society (prepared in accordance with the requirements of the Hong Kong Convention  and/or the EU Ship Recycling Regulation)  which includes a list of any and all materials known to be potentially hazardous utilised in the construction of that Ship along with their respective location and approximate quantities, also referred to as List of Hazardous Materials.

"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code).

"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code.

"Lender" means, subject to Clause 26.6 (Lender re-organisation), a bank or financial institution listed in Schedule 1 (Lenders and Commitments) and acting through its branch indicated in Schedule 1 (Lenders and Commitments) (or through another branch notified to the Agent under Clause 26.14 (Change of lending office)) or its transferee, successor or assign.

"Liquidity Account" means, an account in the joint name of the Borrowers with the Account Bank designated "Starfire Shipping Co. et al – Liquidity Account", or any other account (with that or another office of the Account Bank) which replaces such account and is designated by the Agent as that Liquidity Account for the purposes of this Agreement.

"LMA" means the Loan Market Association or any successor organisation.

"Loan" means the loan to be made available under this Agreement or the aggregate principal amount outstanding for the time being of the borrowings under this Agreement and a "part of the Loan" means any part of the Loan as the context may require.

"LSW 1189" means the London Standard Wording for marine insurances which incorporates the German Direct Mortgage Clause.

"Major Casualty" means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency.

"Majority Lenders" means:

(a)	before an Advance is made, Lenders whose Commitments total 66 2/3 per cent. of the Total Commitments; and

(b)	after an Advance is made, Lenders whose Contributions total 66 2/3 per cent. of the Loan.

"Management Agreement" means, in relation to a Ship, the agreement between the Borrower owning that Ship and the Approved Manager in relation to the commercial and/or technical management of that Ship, and in the plural means all of them.

"Mandated Lead Arranger" means Hamburg Commercial Bank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, or any successor.

"Margin" means 1.90 per cent. per annum.

"Market Disruption Rate" means the percentage rate per annum which is the Reference Rate.

"Market Value" means, in relation to each Ship, the market value thereof determined in accordance with Clause 15.3 (Valuation of Ships).

"Material Adverse Change" means any event or series of events which, in the reasonable opinion of the Majority Lenders, is likely to have a Material Adverse Effect.

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, property, assets, liabilities, operations or condition (financial) of a Borrower and/or any Security Party taken as a whole;

(b)
the ability of a Borrower and/or any Security Party to (i) comply with or perform any of its payment obligations or (ii) discharge any of its liabilities, under any Finance Document as they fall due; or

(c)	the validity, legality or enforceability of any Finance Document.

"Maximum Advance Amount" means:

(a)	in respect of the first Advance, an amount up to the lesser of (i) the Total Commitments; and (ii) 60 per cent. of the aggregate Market Value of the Mortgaged Ships; and

(b)	in respect of each subsequent Advance, an amount up to the lesser of (i) the aggregate Available Commitments; and (ii) 62.50 per cent. of the aggregate Market Value of the Mortgaged Ships.

"Minimum Liquidity" has the meaning given in Clause 11.18 (Minimum Liquidity).

"Mortgage" means, in relation to each Ship, the first preferred or, as the case may be, priority ship mortgage on that Ship in the Agreed Form and, in the plural, means all of them.

"Mortgaged Ship" means a Ship which is subject to a Mortgage at the relevant time and, in the plural, means all of them.

"Notifying Lender" has the meaning given in Clause 21.2 (Break Costs), Clause 23.1 (Illegality) or Clause 24.1 (Increased costs) as the context requires.

"Participating Member State" means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Paying Party" has the meaning given in Clause 16.12 (Impaired Agent).

"Payment Currency" has the meaning given in Clause 21.6 (Currency indemnity).

"Permitted Holder" the person disclosed in the 20-F as being the person having control (as such term is defined in the definition of "Change of Control") of the Corporate Guarantor as at the date of this Agreement.

"Permitted Security Interests" means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than one month's prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than thirty (30) days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(d) (Restrictions on chartering, appointment of managers etc);

(f)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made.

"Pertinent Document" means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 (Insurance) or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)
any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (a) or (c).

"Pertinent Jurisdiction" in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or which the company's central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c).

"Pertinent Matter" means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing.

"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a reasonable determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default.

"Prepayment Date" has the meaning given in Clause 15.2 (Prepayment; provision of additional security).

"Prepayment Notice" has the meaning given in Clause 8.5(b) (Conditions for voluntary prepayment).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Agent (acting on the instructions of the Majority Lenders which will act in accordance with that market practice) (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

"Recipient Party" has the meaning given in Clause 16.12 (Impaired Agent).

"Reduction Date" has the meaning given to it in paragraph (a) of Clause 8.2 (Reduction of Commitment).

"Reduction Instalment" has the meaning given to in paragraph (a) of Clause 8.2 (Reduction of Commitment).

"Reference Rate" means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 7.1 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an affiliate of the investment manager or investment adviser of the first fund.

"Relevant Reduction Amount" has the meaning given to it in Clause 8.8 (Mandatory prepayment and reduction).

"Relevant Repayment Amount" has the meaning given to it in Clause 8.8 (Mandatory prepayment and reduction).

"Relevant Date" has the meaning given to it in Clause 8.8 (Mandatory prepayment and reduction).

"Relevant Person" has the meaning given in Clause 19.9 (Relevant Persons).

"Repayment Date" means a date on which a repayment is required to be made under Clause 7 (Repayment and Prepayment).

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss".

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Restricted Party" means a person that is:

(a)	listed on, or owned or controlled by a person listed on any Sanctions List;

(b)
located in, organised under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory which is a subject of country-wide or territory-wide Sanctions (any such country or territory, a "Sanctioned Country"); or

(c)	otherwise a subject of Sanctions.

"Retention Account" means an account in the joint names of the Borrowers with the Account Bank designated "Starfire Shipping Co. et al - Retention Account", or any other account (with that or another office of the Account Bank) which replaces this account and is designated by the Agent as the Retention Account for the purposes of this Agreement.

"Rollover Advance" means one or more Advances under the Facility:

(a)	made or to be made on the same day that a maturing Advance is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Advance;

(c)	made or to be made for the purpose of refinancing that maturing Advance; and

(d)	which may be utilised by the service of a Rollover Advance Notice pursuant to paragraph (b) of Clause 4.1 (Request for an Advance).

"Rollover Advance Notice" means the notice of a Rollover Advance in the form set out in Schedule 8 (Rollover Advance Notice).

"Russian Oil Price Cap Measures" means the Russian oil price cap restrictions and requirements imposed by law or regulation of the United Kingdom, the Council of the European Union and the United States of America and any other similar restrictions on the supply or delivery or maritime transportation of Russian Oil Products applicable to any Security Party.

"Russian Oil Products" means oil and oil products falling within commodity codes 2709 or 2710 which originate in or are consigned from Russia.

"Sanctions" means any applicable trade, economic or financial sanctions laws (including US "secondary sanctions" or any laws or regulations binding on the Borrowers or a Security Party or to which the Borrowers or a Security Party is subject which shall include, without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America), regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the Security Council of the United Nations;

(b)	the United States;

(c)	the United Kingdom;

(d)	the European Union;

(e)	any member state of the European Union;

(f)	any country to which any Security Party or any Borrower or any affiliate of any of them is bound; or

(g)
the governments and official institutions or agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State, and His Majesty's Treasury ("HMT")

((a) to (g) together "Sanctions Authorities" and each a "Sanctions Authority").

"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the "Consolidated List of Financial Sanctions Targets and Investment Ban List" maintained by HMT, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time.

"Secured Liabilities" means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.

"Security Cover Ratio" means, at any relevant time, the aggregate of:

(a)	the aggregate of the Market Value of the Mortgaged Ships;

(b)
any Dry Docking Reserve Amounts standing to the credit of the relevant Dry Dock Reserve Account and any amount standing to the credit of the Retention Account (but excluding, for the avoidance of doubt, the Minimum Liquidity); and

(c)	the net realisable value of any additional security provided at that time under Clause 15 (Security Cover),

at that time, expressed as a percentage of the Loan.

"Security Interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.

"Security Party" means:

(a)	the Corporate Guarantor; and

(b)
any other person (except a Creditor Party and any other manager which is not a member of the Group) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of "Finance Documents".

"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by a Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)
neither a Borrower nor any Security Party has any future or contingent liability under Clauses 20 (Fees and Expenses), 21 (Indemnities) or 22 (No Set-Off or Tax Deduction) or any other provision of this Agreement or another Finance Document; and

(d)
the Agent, the Mandated Lead Arranger, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document.

"Security Trustee" means Hamburg Commercial Bank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, D-20095, Hamburg, Germany, or any successor of it appointed under clause 5 (Appointment of a New Servicing Bank) of the Agency and Trust Agreement.

"Servicing Bank" means the Agent or the Security Trustee.

"Shareholder" means TWI CORP., a corporation incorporated and existing in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

"Ship" means each of Ship A, Ship B, Ship C and Ship D and, in the plural, means all of them.

"Ship A" means the LPG carrier vessel of 5,030 cbm currently registered in the ownership of Borrower A with IMO number 9713545 under the Marshall Islands flag in accordance with the laws of the relevant Approved Flag State with the name "DREAM ARRAX".

"Ship B" means the LPG carrier vessel of 5,019 cbm currently registered in the ownership of Borrower B with IMO number 9719525 under the Marshall Islands flag in accordance with the laws of the relevant Approved Flag State with the name "DREAM VERMAX".

"Ship C" means the MR2 tanker vessel of 50,303 dwt currently registered in the ownership of Borrower C with IMO number 9884825 under the Marshall Islands flag in accordance with the laws of the relevant Approved Flag State with the name "WONDER ALTAIR".

"Ship D" means the MR2 carrier vessel of 50,880 dwt currently registered in the ownership of Borrower D with IMO number 9676515 under the Marshall Islands flag in accordance with the laws of the relevant Approved Flag State with the name "WONDER MAIA".

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

"Subordinated Creditor" means a Borrower, a Security Party or any other person who becomes a Subordinated Creditor in accordance with this Agreement.

"Subordinated Debt" in relation to a Subordinated Creditor, has the meaning given to it in the Subordination Agreement entered into by that Subordinated Creditor.

"Subordinated Debt Security" means a document creating a Security Interest in relation to any Subordinated Debt in the Agreed Form.

"Subordination Agreement" means a subordination agreement entered into or to be entered into by a Subordinated Creditor, a Borrower, a Security Party and the Security Trustee in the Agreed Form.

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

"Total Commitments" means the aggregate of the Commitments of all the Lenders, being $60,000,000 at the date of this Agreement.

"Total Loss" means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)
any expropriation, confiscation, requisition or acquisition of that Ship, whether for full or part consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority unless it is within ninety (90) days from the date of such occurrence redelivered to the full control of the Borrower owning that Ship;

(c)	any condemnation of that Ship by any tribunal; and

(d)
any arrest, capture, seizure, confiscation or detention of that Ship (including any hijacking or theft) unless it is within ninety (90) days redelivered to the full control of the Borrower owning that Ship.

"Total Loss Date" means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earlier of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning that Ship with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of Total Loss of that Ship not falling within paragraphs (a) or (b) above, on the date which is the earlier of:

(i)
the date on which the Agent, acting on the instructions of the Majority Lenders and in consultation with the Borrower, reasonably determines, on the basis of objectively verifiable evidence (including any survey report, casualty report or written confirmation from the relevant insurers), that the Ship has suffered a total loss (whether actual, constructive, compromised, agreed or arranged) for the purposes of the Insurances; and

(ii)
the date on which the Ship is treated as a total loss (whether actual, constructive, compromised, agreed or arranged) under the Insurances or any settlement or compromise of the relevant insurance claim is formally agreed in writing with the insurers.

"Transfer Certificate" has the meaning given in Clause 26.2 (Transfer by a Lender).

"Trust Property" has the meaning given in clause 3.1 (Definition of Trust Property) of the Agency and Trust Agreement.

"UK Bail-In Legislation" means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Unpaid Sum" means any sum due and payable but unpaid by the Borrowers or a Security Party under the Finance Documents.

"US" means the United States of America.

"US GAAP" means generally accepted accounting principles in the Unites States.

"US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for the purposes of trading in the US Government securities.

"US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	a Borrower or a Security Party some or all whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Write-down and Conversion Powers" means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)
in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Construction of certain terms

In this Agreement:

(a)	a reference to:

"administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

"affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

"approved" means, for the purposes of Clause 13 (Insurance), approved in writing by the Agent at its discretion;

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

"company" includes any partnership, joint venture and unincorporated association;

"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;

a Potential Event of Default or an Event of Default that is "continuing" refers to a Potential Event of Default or an Event of Default that it has not been remedied or waived;

a Lender's "cost of funds" in relation to its participation in an Advance or any part of an Advance is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in an Advance or the relevant part of such Advance for a period equal in length to the Interest Period of an Advance or the relevant part of such Advance;

"document" includes a deed; also a letter or fax;

"excess risks" means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

"gross negligence" means a form of negligence which is distinct from ordinary negligence, in which the due diligence and care which are generally to be exercised have been disregarded to a particularly high degree, in which the plainest deliberations have not been made and that which should be most obvious to everybody has not been followed;

"Holding Company" means, in relation to a person, any other person in relation to which it is a Subsidiary;

"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"months" shall be construed in accordance with Clause 1.3 (Meaning of "month");

"obligatory insurances" means, in relation to a Ship, all insurances effected, or which the Borrower owning that Ship is obliged to effect, under Clause 13 (Insurance) or any other provision of this Agreement or another Finance Document;

"parent company" has the meaning given in Clause 1.4 (Meaning of "subsidiary");

"person" includes any individual, any partnership, any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

"policy" in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association being a member of the International Group of P&I Clubs (or any successor organisation), including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 1 of the Institute Time Clauses (Hulls) (1/10/82) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

"regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency (monetary or otherwise), department, central bank, regulatory, self-regulatory or other authority or organisation;

"subsidiary" has the meaning given in Clause 1.4 (Meaning of "subsidiary");

"successor" includes any person who is entitled (by assignment, novation, merger or otherwise) to any person's rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of "month"

A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.

1.4	Meaning of "subsidiary"

A company (S) is a subsidiary of another company (P) if:

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation

In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa;

(d)
in relation to each Creditor Party that is incorporated in Germany or otherwise notifies the Agent that it has become subject to the regulation below (each a "Restricted Lender"), each Clause referring to Sanctions and/or Restricted Party shall only apply for the benefit of that Restricted Lender to the extent that the relevant sanctions provisions would not result in (i) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (ii) a violation or conflict with section 7 foreign trade rules (AWV) (Auβenwirtschaftsverordnung) (in connection with section 2 paragraph 15 trade law (AWG) (Auβenwirtschaftsgesetz)) or a similar anti-boycott statute (the "Mandatory Restrictions"). In connection with any determination or direction relating to any part of a Clause of which a Restricted Lender does not have the benefit due to a Mandatory Restriction, and any consequential determinations to be made or actions to be taken as a result of the initial determination or action relating to any part of that Clause, for so long as they remain subject to a Mandatory Restriction, the commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Lenders has been obtained or whether the determination or direction by the Lenders has been made; and

(e)	Clauses 1.1 (Definitions) to 1.5 (General Interpretation) apply unless the contrary intention appears.

1.6	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility

Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers a reducing revolving credit facility in an amount not exceeding the Total Commitments for the purpose stated in the preamble to this Agreement.

2.2	Lenders' participations in Advances

Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advances

The Borrowers undertake with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS

3.1	Interests several

The rights of the Lenders under this Agreement are several.

3.2	Individual right of action

Each Lender shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement without joining the Agent, the Security Trustee or any other Lender as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lender consent

Except as provided in Clause 3.2 (Individual right of action), no Lender may commence proceedings against the Borrowers or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations several

The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	a Borrower, any Security Party or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document;

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

4	DRAWDOWN

4.1	Request for an Advance

(a)
Subject to the following conditions, the Borrowers may request an Advance to be borrowed by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Hamburg time) two (2) Business Days prior to the relevant Drawdown Date.

(b)
After the drawdown of the first Advance, the Borrowers may borrow a Rollover Advance by delivery to the Agent of a duly completed Rollover Advance Notice not later than 11.00 a.m. (Hamburg time) two (2) Business Days prior to the expiry of the then applicable Interest Period. For the avoidance of doubt, no separate Drawdown Notice will need to be served for a Rollover Advance.

4.2	Availability

The conditions referred to in Clause 4.1 (Request for an Advance) are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of:

(i)	the first Advance must be an amount which:

(A)	does not exceed the lower of:

(1)	the relevant Maximum Advance Amount; and

(2)	the Total Commitments;

(B)	is not lower than 25 per cent. of the Total Commitments;

(ii)	any subsequent Advance (other than a Rollover Advance) must be an amount which:

(A)	does not exceed the relevant Maximum Advance Amount; and

(B)	is equal to at least $5,000,0000 (except where the Available Commitment is a lower amount); and

(iii)	the minimum average utilisation of the Facility equals to 25 per cent. of the Available Commitments.

4.3	Notification to Lenders of receipt of a Drawdown Notice

The Agent shall promptly notify the Lenders that it has received a Drawdown Notice or Rollover Advance Notice and shall inform each Lender of:

(a)	the amount of the Advance to which that Drawdown Notice or Rollover Advance Notice relates and the relevant Drawdown Date;

(b)	the amount of that Lender's participation in that Advance; and

(c)	the duration of the first Interest Period in respect of that Advance.

4.4	Drawdown Notice irrevocable

A Drawdown Notice and any Rollover Advance Notice must be signed by a duly authorised signatory of the Borrowers; and once served, a Drawdown Notice and any Rollover Advance Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Lenders.

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender on that Drawdown Date under Clause 2.2 (Lenders' participations in Advances).

4.6	Disbursement of Advance

Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5 (Lenders to make available Contributions) and that payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the Drawdown Notice; and

(b)	in like funds as the Agent received the payments from the Lenders.

The payment by the Agent under this Clause 4.6 (Disbursement of Advance) shall constitute the making of the Advance and the Borrowers shall at that time become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender's participation in the Advance.

4.7	Cancellation of Commitments

Any undrawn Commitments shall be automatically cancelled at the end of the Availability Period.

5	INTEREST

5.1	Calculation of Interest

Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of each Interest Period relative to that Advance is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Reference Rate.

5.2	Payment of normal interest

(a)
Subject to the provisions of Clause 5.4 (Notifications), the Borrowers shall pay accrued interest on each Advance in respect of each Interest Period relative to that Advance on the last day of each Interest Period (each an "Interest Payment Date").

(b)
If an Interest Period is longer than three (3) months, the Borrowers shall also pay interest then accrued on each Advance in respect of each Interest Period relative to that Advance on the dates falling at three (3) monthly intervals after the first day of that Interest Period.

5.3	Default interest

(a)
If a Security Party fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting on the instructions of the Majority Lenders). Any interest accruing under this Clause 5.3 (Default interest) shall be immediately payable by the Borrowers on demand by the Agent (acting on the instructions of the Majority Lenders).

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

5.4	Notifications

(a)	The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

(b)	The Agent shall notify the Borrowers of each Funding Rate relating to the Loan, any part of the Loan or any Unpaid Sum.

(c)	This Clause 5.4 (Notifications) shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods

(a)
The first Interest Period applicable to the Loan shall commence on the first Drawdown Date and end on the next applicable Reduction Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

(b)
The first Interest Period for the second and any subsequent Advance shall start on the Utilisation Date of such Advance and end on the last day of the Interest Period applicable to the Loan on the date on which such Advance is made.

6.2	Duration of normal Interest Periods

Subject to Clauses 6.3 (Changes to Interest Periods) and 6.4 (Non-availability of matching deposits for Interest Period selected), each Interest Period in respect of the Loan shall be:

(a)	3 months; or

(b)
such other period (as proposed by the Borrowers to the Agent not later than 11:00 a.m. (Hamburg time) five (5) Business Days before the commencement of the Interest Period in respect of that Advance (the "Final Date")) as the Agent may, with the authorisation of the Majority Lenders (at their sole discretion), agree with the Borrowers by not later than 5:00 p.m. (Hamburg time) on the Final Date (failing which agreement, the Interest Period shall be 3 months).

6.3	Changes to Interest Periods

(a)
Before the commencement of an Interest Period for an Advance, the Agent may shorten the Interest Period for any Advance to ensure that, when aggregated with the remaining part of the Loan, there are sufficient Advances (with an aggregate amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.

(b)	If the Agent makes any change to an Interest Period referred to in this Clause 6.3 (Changes to Interest Periods), it shall promptly notify the Borrowers and the Lenders.

6.4	Non-availability of matching deposits for Interest Period selected

If, after the Borrowers have proposed and the Lenders have agreed an Interest Period longer than three months, any Lender notifies the Agent by 11.00 a.m. (Hamburg time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the relevant market when the Interest Period commences, the Interest Period shall be of three months.

7	CHANGES TO THE CALCULATION OF INTEREST

7.1	Unavailability of Term SOFR

(a)
Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)
Historic Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.

(c)
Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(d)
Cost of funds: If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, then Clause 7.3 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

7.2	Market disruption

If before the close of business in Hamburg on the Quotation Day for the relevant Interest Period, the Agent receives notification from a Lender or Lenders (whose participations in the Loan or the relevant part of the Loan exceed 33 per cent. of the Loan or the relevant part of the Loan as appropriate) that its cost of funds relating to its participation in the Loan or that part of the Loan would be in excess of that Market Disruption Rate, then Clause 7.3 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

7.3	Cost of funds

(a)
If this Clause 7.3 (Cost of funds) applies, the rate of interest on each Lender's share of the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in the Loan or that part of the Loan.

(b)
If this Clause 7.3 (Cost of funds) applies and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)
Subject to Clause 27.4 (Changes to reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If paragraph (e) below does not apply and any rate notified to the Agent under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)	If this Clause 7.3 (Cost of funds) applies pursuant to Clause 7.2 (Market disruption) and:

(i)	a Lender's Funding Rate is less than the Market Disruption Rate; or

(ii)	a Lender does not notify a rate to the Agent by the time specified in sub-paragraph (ii) of paragraph (a) above,

that Lender's cost of funds relating to its participation the Loan or the relevant part of the Loan for that Interest Period shall be deemed, for the purposes of sub-paragraph (ii) of paragraph (a) above, to be the Market Disruption Rate.

7.4	Break Costs

(a)
The Borrowers shall, within five (5) Business Days of demand by a Creditor Party, pay to that Creditor Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrowers on a day prior to the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.

(b)
Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become or may become payable.

8	REPAYMENT AND PREPAYMENT

8.1	Repayment of Advances

(a)	The Borrowers shall repay each Advance on the last day of its Interest Period.

(b)	Without prejudice to the Borrowers' obligation under paragraph (a) above, if:

(i)	an Advance is to be made available:

(A)	on the same day that a maturing Advance is due to be repaid; and

(B)	in whole or in part for the purpose of refinancing the maturing Advance; and

(ii)
the proportion borne by each Lender's participation in the maturing Advance to the amount of that maturing Advance is the same as the proportion borne by that Lender's participation in the new Advance to the amount of the new Advance, the amount of the new Advance shall, unless the Borrowers notify the Agent to the contrary in the relevant Drawdown Notice, be treated as if applied in or towards repayment of the maturing Advance so that:

(A)	if the amount of the maturing Advance exceeds the amount of the new Advance:

(1)	the Borrowers will only be required to make a payment under Clause 16 (Payments and Calculations) in an amount equal to that excess; and

(2)
each Lender's participation in the new Advance shall be treated as having been made available and applied by the Borrowers in or towards repayment of that Lender's participation in the maturing Advance and that Lender will not be required to make a payment under Clause 16 (Payments and Calculations) in respect of its participation in the new Advance; and

(B)	if the amount of the maturing Advance is equal to or less than the amount of the new Advance:

(1)	the Borrowers will not be required to make a payment under Clause 16 (Payments and Calculations); and

(2)
each Lender will be required to make a payment under Clause 16 (Payments and Calculations) in respect of its participation in the new Advance only to the extent that its participation in the new Advance exceeds that Lender's participation in the maturing Advance and the remainder of that Lender's participation in the new Advance shall be treated as having been made available and applied by the Borrowers in or towards repayment of that Lender's participation in the maturing Advance.

8.2	Reduction of Commitment

(a)	The Total Commitments shall be reduced by twenty (20) quarterly consecutive reduction instalments (each a "Reduction Instalment"), each in an amount equal to:

(i)	in respect of the 1st to the 19th such instalment, $1,420,000; and

(ii)	in respect of the 20th and last such instalment, $33,020,000 (comprising a payment in the amount of $1,420,000 and a balloon payment in the amount of $31,600,000),

with the first reduction to occur on the date falling 3 months after the date of this Agreement and thereafter at 3-monthly intervals (each a "Reduction Date").

(b)
The Borrowers shall ensure that such part of the Loan is repaid on a Reduction Date to the extent necessary so that the aggregate of the outstanding Loan (after that repayment) is equal to or less than the reduced amount of the Total Commitments.

(c)	Each reduction of the Total Commitments shall be a permanent reduction.

(d)	Any reduction of the Total Commitments in accordance with this Clause shall reduce rateably the Commitment of each Lender.

8.3	Final Repayment Date

On the Final Repayment Date, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment

Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period, subject to payment of any Break Costs, if applicable.

8.5	Conditions for voluntary prepayment

The conditions referred to in Clause 8.4 (Voluntary prepayment) are that:

(a)	a partial prepayment shall be in an amount of not less than $5,000,000 or a higher integral multiple thereof (or such other amount acceptable to the Agent in its sole discretion);

(b)
the Agent has received from the Borrowers at least five Business Days' prior irrevocable written notice (each, a "Prepayment Notice") specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)
the Borrowers have provided evidence reasonably satisfactory to the Agent that any consent required by any Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects any Borrower or any Security Party has been complied with; and

(d)	the Borrowers are in compliance with Clauses 8.10 (Amounts payable on prepayment) and 8.13 (Right of cancellation in relation to a Defaulting Lender) on or prior to the date of prepayment.

8.6	Optional facility cancellation

The Borrowers shall be entitled, upon giving to the Agent not less than five Business Days' prior written notice, to cancel, in whole or in part (and, if in part, by an amount not less than a multiple integral amount of $5,000,000 (or such other amount acceptable to the Agent in its sole discretion)), the undrawn balance of the Total Commitments (the "Cancellation Notice") which notice shall be irrevocable. Upon such cancellation taking effect on expiry of a Cancellation Notice the several obligations of the Lenders to make their respective Commitments available in relation to the portion of the Total Commitments to which such Cancellation Notice relates shall terminate.

8.7	Cancellation Notice or Prepayment Notice

The Agent shall notify the Lenders promptly upon receiving a Cancellation Notice or Prepayment Notice, and shall provide, in the case of a Prepayment Notice, any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c) (Conditions for voluntary prepayment).

8.8	Mandatory prepayment and reduction

(a)	If a Ship is sold or becomes a Total Loss (the "Relevant Ship"):

(i)	the Borrowers shall prepay on the Relevant Date the Relevant Repayment Amount (if any); and

(ii)	the Total Commitments shall be reduced on the Relevant Date by an amount equal to the Relevant Reduction Amount.

(b)
Any surplus, after the prepayment of the Relevant Repayment Amount (plus any additional costs due pursuant to Clause 8.10 (Amounts payable on prepayment)), shall be for the account of the Borrowers Provided that no Event of Default has occurred and is continuing at the relevant time or will occur as a result of the release of such surplus to the Borrowers.

(c)	In this Agreement:

"Relevant Date" means:

(a)	where the Relevant Ship is being sold, on or before the date on which the sale is completed by delivery of that Ship to the buyer; and

(b)
where the Relevant Ship has become a Total Loss, on the earlier of the date falling one hundred and eighty (180) days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

"Relevant Reduction Amount" means the amount by which the Available Commitments on the Relevant Date exceed 62.50 per cent. of the aggregate Market Value of the Mortgaged Ships on that date.

"Relevant Repayment Amount" means the amount by which the amount of the Loan on the Relevant Date exceeds the then Available Commitments immediately after the occurrence of the reduction pursuant to paragraph (a)(ii) of this Clause 8.8 (Mandatory prepayment and reduction).

8.9	Effect of Prepayment Notice and Cancellation Notice

Neither a Prepayment Notice nor a Cancellation Notice may be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and:

(a)	in the case of a Prepayment Notice, the amount specified in that Prepayment Notice shall become due and payable by the Borrowers on the date for prepayment specified in that Prepayment Notice; and

(b)	in the case of a Cancellation Notice, the amount cancelled shall be permanently cancelled and may not be borrowed.

8.10	Amounts payable on prepayment

(a)
A prepayment shall be made, subject to paragraph (b) below, together with accrued interest (and any other amount payable under Clause 21 (Indemnities) or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period, together with any sums payable under Clause 21.2 (Break Costs) but without premium or penalty.

(b)	Any accrued interest on the amount prepaid shall be paid:

(i)	in case of partial prepayment of the Loan, on the last day of the then current Interest Period; and

(ii)	in case of full prepayment of the Loan, on the date of such prepayment.

8.11	Application of partial prepayment or cancellation

If:

(a)
any part of the Loan is prepaid pursuant to Clauses 8.4 (Voluntary prepayment), 8.8 (Mandatory prepayment and reduction), 15.2 (Prepayment; provision of additional security), 19.2 (Actions following an Event of Default), 23.3 (Prepayment; termination of Commitment) or 24.6 (Prepayment; termination of Commitment); or

(b)
any Commitment is cancelled pursuant to Clauses 8.6 (Optional facility cancellation), 8.8 (Mandatory prepayment and reduction), 19.2 (Actions following an Event of Default), 23.3 (Prepayment; termination of Commitment) or 24.6 (Prepayment; termination of Commitment), the amount of each of the Reduction Instalments for each Reduction Date falling after that cancellation will reduce pro rata the amount so prepaid or cancelled.

8.12	Reborrowing permitted

Subject to the terms of this Agreement, any amount repaid or voluntarily prepaid pursuant to Clause 8.4 (Voluntary prepayment) may be reborrowed in accordance with and subject to the terms of Clause 4 (Drawdown) and the conditions referred to in Clauses 9.1(c) and 9.1(d) (Documents, fees and no default) herein, unless permanently reduced pursuant to, as the case may be, Clause 8.2 (Reduction of Commitment) or Clause 8.8 (Mandatory prepayment and reduction) or permanently cancelled pursuant to Clause 8.6 (Optional facility cancellation).

8.13	Right of cancellation in relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst that Lender continues to be a Defaulting Lender, give the Agent five (5) Business Days' notice of cancellation of the undrawn Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the undrawn Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default

Each Lender's obligation to contribute to an Advance is subject to the following conditions precedent:

(a)
that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 (Condition Precedent Documents) in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on the Drawdown Date of the first Advance to be made but prior to the making of such Advance, the Agent receives:

(i)	the documents described in Part B of Schedule 3 (Condition Precedent Documents) in form and substance satisfactory to the Agent and its lawyers;

(ii)	the structuring fee payable pursuant to Clause 20.1(a) (Structuring and commitment fees);

(iii)	payment of any commitment fee payable pursuant to Clause 20.1(b) (Structuring and commitment fees); and

(iv)	payment of any expenses payable pursuant to Clause 20.2 (Costs of negotiation, preparation etc.) which are due and payable on the Drawdown Date to which that Drawdown Notice relates;

(c)	that, on the Drawdown Date of the second and any subsequent Advance (other than a Rollover Advance):

(i)
the Agent receives the documents described in Part C of Schedule 3 (Condition Precedent Documents) in form and substance satisfactory to the Agent and its lawyers unless otherwise agreed by the Agent acting reasonably; and

(ii)	payment of any expenses payable pursuant to Clause 20.2 (Costs of negotiation, preparation etc.) which are due and payable on that Drawdown Date;

(d)	that both at the date of each Drawdown Notice and at the relevant Drawdown Date in relation to an Advance or a Rollover Advance:

(i)	no Event of Default or Potential Event of Default has occurred which is continuing or would result from the borrowing of the relevant Advance or Rollover Advance;

(ii)
the representations and warranties in Clause 10 (Representations and Warranties) and those of any Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 7.2 (Market disruption) has occurred and is continuing; and

(iv)	there has been no Material Adverse Change;

(e)
that, if the Security Cover Ratio were applied immediately following the making of an Advance, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)
that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to the relevant Drawdown Date.

9.2	Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 (Documents, fees and no default) are satisfied, the Borrowers shall ensure that those conditions are satisfied within five (5) Business Days after the relevant Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General

Each Borrower represents and warrants to each Creditor Party as follows.

10.2	Status

Each Borrower is duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands and no Borrower or Security Party is a US Tax Obligor.

10.3	Share capital and ownership

(a)
Each of Borrower A, Borrower B and Borrower C is authorised to issue 500 registered shares of one US Dollar (US$1.00) common stock, all of which shares have been issued, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Shareholder.

(b)
Borrower D is authorised to issue 1,000 registered shares of one US Dollar (US$1.00) common stock, all of which shares have been issued, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Shareholder.

10.4	Corporate power

Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Assignable Charter documentation to which it is a party and to maintain its Ship in its ownership under the applicable Approved Flag;

(b)	to execute the Finance Documents to which that Borrower is a party; and

(c)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which that Borrower is a party.

10.5	Consents in force

All the consents referred to in Clause 10.4 (Corporate power) remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests

The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)
constitute that Borrower's legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar laws affecting creditors' rights generally and general principles of equity; and

(b)
create legal, valid and binding Security Interests (having the priority specified in the relevant Finance Document) enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third-party Security Interests

Without limiting the generality of Clause 10.6 (Legal validity; effective Security Interests), at the time of the execution and delivery of each Finance Document to which each Borrower is a party:

(a)	that Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts

The execution by each Borrower and each other Security Party of each Finance Document and each Assignable Charter documentation to which it is a party, and the borrowing by that Borrower (together with any other Borrower) of the Loan (or any part thereof), and its compliance with each Finance Document and each Assignable Charter documentation to which it is a party:

(a)	will not lead to a contravention of:

(i)	any law or regulation; or

(ii)	the constitutional documents of that Borrower or other Security Party; or

(iii)	any contractual or other obligation or restriction which is binding on that Borrower or other Security Party or any of its assets, and

(b)	will not, to the best of its knowledge, have a Material Adverse Effect; and

(c)	is for the corporate benefit of that Borrower or each other Security Party.

10.9	No withholding taxes

All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default

No Event of Default has occurred and is continuing.

10.11	Information

All information which has been provided in writing by or on behalf of the Borrowers or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5 (Information provided to be accurate); all audited and unaudited accounts and financial statements which have been so provided satisfied the requirements of Clause 11.7 (Form of financial statements) and are true and correct in all material respects (in the opinion of the Agent acting on the instructions of the Majority Lenders) and not misleading in any material respect (in the opinion of the Agent acting on the instructions of the Majority Lenders) and present fairly and accurately the financial position of the Borrowers the Corporate Guarantor or the Group (as the case may be).

10.12	No litigation

No legal or administrative action involving any Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to any Borrower's knowledge, is likely to be commenced to the best of the Borrowers' knowledge (having made due and careful enquiry) or taken which would, in either case, be likely to have a Material Adverse Effect.

10.13	Validity and completeness of the Assignable Charter documentation

Each of the Assignable Charter documentation constitutes valid, binding and enforceable obligations of the parties thereto in accordance with its terms and:

(a)	each of the copies of the Assignable Charter documentation delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)
no amendments or additions to any Assignable Charter documentation have been agreed nor has any party which is the party to any Assignable Charter documentation waived any of its respective rights thereunder other than disclosed to and agreed in writing with the Agent (acting reasonably).

10.14	Compliance with certain undertakings

At the date of this Agreement, the Borrowers are in compliance with Clauses 11.2 (Title and negative pledge), 11.4 (No other liabilities or obligations to be incurred), 11.8 (Consents), 11.12 (Principal place of business), 13 (Insurance), 14.3 (Repair and classification) and 14.10 (Compliance with laws etc).

10.15	Taxes paid

Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship owned by it, other than taxes being contested in good faith and adequately reserved for.

10.16	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Corporate Guarantor, the Approved Managers and the Ships have been complied with.

10.17	No Money laundering

(a)
No Borrower and, to the extent applicable, no Security Party has, in connection with this Agreement or any of the other Finance Documents, contravened, or permitted any subsidiary to contravene, any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive 2015/849/EC of the European Parliament and of the Council of the European Union of 20 May 2015) and any comparable US federal and state laws.

(b)
Each Borrower confirms to the Agent that it is the beneficiary within the meaning of the German Anti Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)), acting for its own account and not for or on behalf of any other person for each part of the Loan made or to be made available to it under this Agreement (that is to say, it acts for its own account and not for or on behalf of anyone else).

10.18	No immunity

No Borrower nor any of its assets is entitled to immunity on grounds of sovereignty or otherwise from any legal action or proceeding (including, without limitation, suit, attachment prior to judgement, execution or other enforcement).

10.19	Choice of law

The choice of the laws of England to govern this Agreement and those other Finance Documents which are expressed to be governed by the laws of England, the laws of Germany to govern the Account Pledges and the laws of the applicable Approved Flag State to govern the Mortgages, constitutes a valid choice of law and the submission by the Borrowers or, as the case may be, the relevant Security Parties thereunder to the exclusive jurisdiction of the Courts of England and, in the case of each Account Pledge, Germany or, in the case of the Mortgages, the applicable Approved Flag State is a valid submission and does not contravene the laws of England or, in the case of each Account Pledge, Germany or, in the case of the Mortgages, the applicable Approved Flag State or the laws of any other Pertinent Jurisdiction, will be applied by the courts of any Pertinent Jurisdiction if this Agreement or those other Finance Documents or any claim thereunder comes under their jurisdiction upon proof of the relevant provisions of the laws of England or, in the case of each Account Pledge, Germany or, in the case of the Mortgages, the applicable Approved Flag State.

10.20	Pari passu ranking

The obligations of each Borrower and Security Party under the Finance Documents to which it is a party are direct, general and unconditional obligations and rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to companies generally.

10.21	Sanctions

(a)
Neither the Borrowers, nor any Security Party, nor any member of the Group or any of their respective directors or officers or, to the Borrowers' or the relevant Security Party's or the relevant member of the Group's best knowledge (after due and careful inquiry), any of the Borrowers' or such Security Party's or such member of the Group's employees, affiliates, agents or representatives:

(i)	is a Restricted Party;

(ii)	has been engaged in any transaction, activity or conduct that could reasonably be expected to result in its becoming a Restricted Party;

(iii)	has or intends to have any business operations or other dealings:

(A)	in any Sanctioned Country which may result in a violation of any Sanctions applicable to it;

(B)
with any Specially Designated National (SDN) on OFAC's SDN list or with a designated person targeted by asset freeze sanctions imposed by the UN, EU, Switzerland or HMT or owned or controlled by any such SDN or designated person; or

(C)
involving commodities or services of a Sanctioned Country origin or shipped to, through, or from a Sanctioned Country, or on Sanctioned Country-owned or registered vessels or aircraft, or finance or subsidise any of the foregoing exceeding 5% aggregated in comparison to the Borrowers' or Corporate Guarantor's total assets or revenues;

(iv)	has received notice of, or is otherwise aware of, any claim, action, suit, proceedings or investigation involving it with respect to Sanctions; and/or

(v)	is acting on behalf of or at the direction of any Restricted Party.

(b)
Each member of the Group and each Security Party has taken, to the extent applicable to it, measures to ensure compliance with any Sanctions and will not use any part of the proceeds from the Loan or any part of the Loan in a manner which may result in a violation of any Sanctions by any person.

(c)
The representations and warranties provided for in this Clause 10.21 (Sanctions) are only given by, and/or (as applicable) shall only apply to, any Borrower, each Security Party and any member of the Group which is a German Relevant Person (as defined in Clause 19.9 (Relevant Persons)) or any Borrower and/or any Security Party and/or any other member of the Group bound by any applicable statutory anti-boycott law or regulation insofar as the giving of and compliance with such representations and warranties do not and will not result in a violation of or conflict with or liability under section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) (in conjunction with section 4 and section 19 paragraph 3 no. 1 a) of the German Foreign Trade Act (Außenwirtschaftsgesetz, AWG)), any provision of Council Regulation (EC) 2271/96 or any similar applicable anti-boycott law or regulation.

(d)
In relation to a Restricted Lender, the representations and warranties provided for in this Clause 10.21 (Sanctions) shall only apply for the benefit of that Restricted Lender to the extent that such benefit and the exercise of any rights based on such representations and warranties will not result in a violation of or conflict with or liability under section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) (in conjunction with section 4 and section 19 paragraph 3 no. 1 a) of the German Foreign Trade Act (Außenwirtschaftsgesetz, AWG)), any provision of Council Regulation (EC) 2271/96 or any similar applicable anti-boycott law or regulation. In connection with any amendment, waiver, determination or direction relating to any part of this Clause 10.21 (Sanctions) of which a Restricted Lender does not have the benefit, the commitments of that Restricted Lender will be disregarded for all purposes when determining whether the consent of the Majority Lenders or such other applicable quorum has been obtained or whether the determination or direction by the Majority Lenders or such other applicable quorum has been made.

10.22	Repetition

The representations and warranties in this Clause 10 (Representations and Warranties) shall be deemed to be repeated by the Borrowers other than those which are expressly stated to be given by reference to a specific date or which relate solely to historical facts:

(a)	on the date of service of each Drawdown Notice;

(b)	on each Drawdown Date; and

(c)
with the exception of Clauses 10.9 (No withholding taxes) and 10.14, (Compliance with certain undertakings) on the first day of each Interest Period and on the date of any Compliance Certificate issued pursuant to Clause 11.20 (Compliance Certificate), as if made with reference to the facts and circumstances existing on each such day.

11	GENERAL UNDERTAKINGS

11.1	General

Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 (General Undertakings) at all times during the Security Period except as the Agent, acting with the authorisation of the Majority Lenders, may otherwise permit in writing.

11.2	Title and negative pledge

Each Borrower will:

(a)
hold the legal title to, and own the entire beneficial interest in its Ship, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests; and

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future.

11.3	No disposal of assets

No Borrower will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of a Ship.

11.4	No other liabilities or obligations to be incurred

No Borrower will enter into any investments, any sale or leaseback agreements or any off-balance sheet transactions, or incur any liability or obligation (including, without limitation, any Financial Indebtedness or any obligations under a guarantee) except:

(a)	liabilities and obligations under the Finance Documents and the Assignable Charter documentation to which it is or, as the case may be, will be a party; and

(b)
liabilities or obligations reasonably incurred in the normal course of its business of trading, operating and chartering, maintaining and repairing the Ship owned by it (including, without limitation, any Financial Indebtedness and other indebtedness owing to its shareholders subject to the relevant Borrower ensuring on or prior to the relevant Drawdown Date or, as the case may be, prior to the incurrence of any such Financial Indebtedness, that the rights of each creditor thereunder are fully subordinated in writing pursuant to a Subordination Agreement and assigned in favour of the Creditor Parties pursuant to a Subordination Debt Security).

11.5	Information provided to be accurate

All financial and other information, including but not limited to factual information, exhibits and reports, which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true and correct in all material respects and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements

Each Borrower will send or procure that there are sent to the Agent:

(a)
as soon as possible, but in no event later than one hundred eighty (180) days after the end of each Financial Year of that Borrower and the Corporate Guarantor, the individual unaudited annual management accounts of that Borrower and the consolidated audited annual financial statements of the Corporate Guarantor (commencing with the financial statements for the Financial Year which ended on 31 December 2025); and

(b)
as soon as possible, but in no event later than ninety (90) days after the first 6-month period ending on 30 June in each Financial Year of that Borrower or, as the case may be, the Corporate Guarantor, the semi-annual individual unaudited management accounts in respect of that Borrower or, in the case of the Corporate Guarantor, the semi-annual consolidated unaudited management accounts of the Group, in each case, for that 6-month period (commencing with the financial statements for the 6-month period ending on 30 June 2026), duly certified as to their correctness by the chief financial officer of the Corporate Guarantor; and

(c)
promptly after each request by the Agent, such further financial or other information in respect of that Borrower, each Ship and the Corporate Guarantor (including, without limitation, any information regarding any sale and purchase agreements, investment brochures, shipbuilding contracts, charter agreements and operational expenditures for the Ships) as may be requested by the Agent.

11.7	Form of financial statements

All accounts delivered under Clause 11.6 (Provision of financial statements) will:

(a)
be prepared in accordance with all applicable laws and US GAAP and, in the case of any audited financial statements, be certified by an independent and reputable auditor selected and appointed by the relevant Borrower or the Corporate Guarantor;

(b)
give a true and fair view of the state of affairs of each Borrower, the Corporate Guarantor and the Group at the date of those accounts and of their profits for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of each Borrower, the Corporate Guarantor and the Group and each of its subsidiaries.

11.8	Consents

Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all material consents required:

(a)	for that Borrower to perform its obligations under any Finance Document or any Assignable Charter documentation to which it is a party;

(b)	for the validity or enforceability of any Finance Document or any Assignable Charter documentation to which it is a party;

(c)	for that Borrower to continue to own and operate the Ship owned by it,

and that Borrower will comply with the terms of all such material consents.

11.9	Maintenance of Security Interests

Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders acting reasonably, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.10	Notification of litigation

Each Borrower will provide the Agent with details of any legal or administrative action involving that Borrower, the Ship owned by it, the Earnings or the Insurances in respect of that Ship, any Security Party or the Approved Managers (only in relation to any Ship managed by them), as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot reasonably be expected to have a Material Adverse Effect, and each Borrower shall procure that all reasonable measures are taken to defend any such legal or administrative action.

11.11	No amendment to the Assignable Charter documentation

The Borrowers will not waive or fail to enforce, the Assignable Charter documentation to which it is a party or any of its provisions and promptly notify the Agent of any amendment or supplement to any Assignable Charter documentation.

11.12	Principal place of business

Each Borrower will maintain its registered office at the address referred to in the Recitals; and will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America.

11.13	Confirmation of no default

Each Borrower will, within two (2) Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an officer of that Borrower and which:

(a)	states that no Event of Default has occurred which is continuing; or

(b)	states that no Event of Default has occurred which is continuing, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.13 (Confirmation of no default) from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if no Advances have been made) Commitments exceeding 10 per cent. of the Total Commitments; and this Clause 11.13 (Confirmation of no default) does not affect the Borrowers' obligations under Clause 11.14 (Notification of default).

11.14	Notification of default

Each Borrower will notify the Agent as soon as that Borrower becomes aware of, having made reasonable enquiries:

(a)	the occurrence of an Event of Default; or

(b)	any matter which indicates that an Event of Default may have occurred,

and will keep the Agent fully up-to-date with all developments.

11.15	Provision of further information

Each Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to that Borrower, the Ship owned by it, the Earnings or the Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be reasonably requested by the Agent, the Security Trustee or any Lender at any time.

11.16	Provision of copies and translation of documents

Each Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide one copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrowers will provide a certified English translation prepared by a translator approved by the Agent.

11.17	"Know your customer" checks

If:

(a)
the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or change in the internal policy of any Creditor Party made after the date of this Agreement;

(b)	any change in the composition of the shareholders of the Borrowers or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.18	Minimum Liquidity

The Borrowers shall maintain in the Liquidity Account credit balances in an aggregate amount of not less than $250,000 in respect of each Mortgaged Ship ($1,000,000 in aggregate) ("Minimum Liquidity") commencing from the first Drawdown Date and at all times thereafter throughout the remainder of the Security Period.

11.19	Dry Docking Reserve Amount

(a)
Each Borrower undertakes with each Creditor Party that, from the date falling three months after the first Drawdown Date and at quarterly intervals thereafter during the Security Period, in respect of each Mortgaged Ship, an amount of $20,000 per Ship ($80,000 in aggregate) (collectively, the "Dry Docking Reserve Amount") is deposited to the relevant Dry Dock Reserve Account.

(b)
The Dry Docking Reserve Amount in respect of a Ship shall be released to the Borrower owning that Ship only for the payment of any costs incurred in relation to the next dry docking and special survey of that Ship (such costs, together, the "Dry Docking Expenses") and subject to, in each case:

(A)
the Borrowers previously delivering to the Agent, in form and substance satisfactory to the Agent, copies of the invoices and/or proforma invoices to be paid (partially or in full out of the Dry Docking Reserve Amount) in respect of the Dry Docking Expenses; and

(B)	no Event of Default or Potential Event of Default having occurred and being continuing at the relevant time or resulting from the release of the Dry Docking Reserve Amount.

Upon completion of each of the dry docking and special survey referred to in paragraph (b) above, the Borrowers shall promptly deliver to the Agent evidence satisfactory to it that such dry docking and special survey has been completed.

(c)
If a Ship is sold and all amounts payable pursuant to Clause 8.8 (Mandatory prepayment and reduction) in connection with such sale have been paid by the Borrowers or the Advance relating to that Ship has been fully prepaid before the completion of the dry docking and special survey in respect of that Ship, the relevant portion of the Dry Docking Reserve Amount in relation to that dry docking and special survey will be released to the Borrowers Provided that no Event of Default or Potential Event of Default has occurred and is continuing at the relevant time or will result from such release.

11.20	Compliance Certificate

(a)
The Borrowers shall supply to the Agent, together with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 11.6 (Provision of financial statements), a Compliance Certificate (commencing with the financial statements for the period ending on 31 December 2025).

(b)
Each Compliance Certificate shall be duly signed by a senior officer of the Borrowers, evidencing (inter alia) the Borrower's compliance (or not, as the case may be) with the provisions of Clause 11.18 (Minimum Liquidity), 11.19 (Dry Docking Reserve Amount) and Clause 15.1 (Minimum required security cover).

11.21	No Money laundering

(a)	Each Borrower:

(i)
will not, and will procure that no Security Party, to the extent applicable, will, in connection with this Agreement or any of the other Finance Documents, contravene, or permit any subsidiary to contravene, any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive 2015/849/EC of the European Parliament and of the Council of the European Union of 20 May 2015) and any comparable US federal and state laws; and

(ii)
shall further submit any documents and declarations on request, if such documents or declarations are required by any Creditor Party to comply with its domestic money laundering and/or legal identification requirements.

(b)	Each Borrower:

(i)
shall confirm to the Agent that it is the beneficiary within the meaning of the German Anti Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)), acting for its own account and not for or on behalf of any other person for each part of the relevant Advance made or to be made available to it under this Agreement (that is to say, it acts for its own account and not for or on behalf of anyone else); and

(ii)	will promptly inform the Agent by written notice, if it is not or ceases to be the beneficiary and will provide in writing the name and address of the beneficiary.

(c)	The Agent shall promptly notify the Lenders of any written notice it receives under sub-paragraph (b)(ii) above.

11.22	Sanctions

(a)	Each Borrower undertakes that neither it nor its subsidiaries will, directly or indirectly,

(i)	engage in any activities in conflict with or in violation of any Sanctions and, in particular,

(ii)	use the proceeds of the Loan or any part of the Loan to lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person that is a Restricted Party;

(iii)
directly or indirectly fund all or part of any repayment or prepayment of the Loan with funds that are the property of, are beneficially owned directly or indirectly by, or are derived from any transaction with or action involving a Restricted Party; or

(iv)
otherwise act in any manner with respect to such proceeds which would result in a violation by any person (including any Creditor Party or any person participating in the transaction, whether as initial purchaser, advisor, investor or otherwise) of Sanctions.

(b)
The undertakings provided for in this Clause 11.22 (Sanctions) are only given by, and/or (as applicable) shall only apply to, any member of the Group which is a German Relevant Person or any other member of the Group bound by any applicable statutory anti-boycott law or regulation insofar as the giving of and compliance with such undertakings do not and will not result in a violation of or conflict with or liability under section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) (in conjunction with section 4 and section 19 paragraph 3 no. 1 a) of the German Foreign Trade Act (Außenwirtschaftsgesetz, AWG)), any provision of Council Regulation (EC) 2271/96 or any other applicable anti-boycott or similar applicable laws or regulation.

(c)
In relation to a Restricted Lender, the undertakings provided for in this Clause 11.22 (Sanctions) shall only apply for the benefit of that Restricted Lender to the extent that such benefit and the exercise of any rights based on such undertakings will not result in a violation of or conflict with or liability under section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) (in conjunction with section 4 and section 19 paragraph 3 no. 1 a) of the German Foreign Trade Act (Außenwirtschaftsgesetz, AWG)), any provision of Council Regulation (EC) 2271/96 or any similar applicable anti-boycott law or regulation. In connection with any amendment, waiver, determination or direction relating to any part of this Clause 11.22 (Sanctions) of which a Restricted Lender does not have the benefit, the Commitments of that Restricted Lender will be disregarded for all purposes when determining whether the consent of the Majority Lenders (or such other applicable quorum) has been obtained or whether the determination or direction by the Majority Lenders (or such other applicable quorum) has been made.

11.23	Russian Oil price cap

(a)	Each Borrower undertakes that it will, at all times comply, and to require compliance by:

(i)	all charterers and sub-charterers of the Ship owned by it; and

(ii)	all parties with whom a Security Party, a charterer or a sub-charterer enters into a contract of carriage in respect of the Ship owned by it,

with the Russian Oil Price Cap Measures as applicable to the Borrowers and the Creditor Parties.

(b)
Without prejudice to the generality of paragraph 11.23(a) above, each Borrower undertakes that it will, prior to the Ship owned by it commencing loading (including any ship-to-ship or similar transfer) of Russian Oil Products obtain:

(i)	price information demonstrating that the Russian Oil Products were purchased at or below the applicable price cap; or

(ii)	a signed attestation from its applicable counterparty that the Russian Oil Products were purchased at or below the applicable price cap; or

(iii)	documentary evidence that the purchase of the Russian Oil Products was pursuant to a licence or an exception granted by the relevant authority in each applicable jurisdiction.

(c)
Without prejudice to the generality of paragraph 11.23(a) above, each Borrower shall as soon as reasonably practicable, and in any event no later than thirty (30) days after the Ship owned by it commencing loading (including any ship-to-ship or similar transfer) of Russian Oi Products provide to the Agent (at the Agent's option):

(i)	price information demonstrating that the Russian Oil Products were purchased at or below the applicable price cap; and/or

(ii)	an attestation signed by an authorised signatory in such form as may be agreed by the Agent confirming that it has complied in all respect with the Russian Oil Price Cap Measures; and/or

(iii)	documentary evidence that the purchase of the Russian Oil Products was pursuant to a licence or an exception granted by the relevant authority in each applicable jurisdiction.

(d)
Without prejudice to the generality of paragraph 11.23(a) above, each Borrower undertakes to the Agent that it will use reasonable endeavours to ensure that each charterparty or contract of carriage in respect of the Ship owned by it will include for the benefit of that Borrower provisions requiring the charterer, sub-charterer or person with whom that Borrower has entered into a contract of carriage to comply with the Russian Oil Price Cap Measures and to provide such information and documentation at such times as is necessary for that Borrower to comply with this Clause 11.23 (Russian oil price cap).

(e)	Each Borrower undertakes that it will:

(i)
provide the Agent with such information, and at such times, as it may require for the purposes of the Agent or any Creditor Party satisfying any record keeping obligations applicable to it under the Russian Oil Price Cap Measures;

(ii)
as soon as reasonably practicable and in any event within thirty (30) days of any request provide the Agent with such other information in relation to compliance with the Russian Oil Price Cap Measures as the Agent may from time to time reasonably request including without limitation any information relating to ancillary costs as may be specified from time to time pursuant to the Russian Oil Price Cap Measures; and

(iii)
comply with such further or additional requirements as the Agent may from time to time require in writing, acting reasonably, in response to changes to any of the Russian Oil Price Cap Measures, or the introduction of similar measures relating to Russian Oil Products, or changes to any guidance, application, interpretation or market practice in respect of the Russian Oil Price Cap Measures.

The obligations in this paragraph (e) are continuing and, in particular, shall survive and remain binding on that Borrower until all attestations and such other information as may be requested pursuant to this paragraph (e) have been received in satisfactory form by the Agent.

(f)
Each Borrower shall undertake appropriate due diligence on its counterparties to satisfy itself, based on the information available, of the reliability and accuracy of any information provided by such counterparties for the purposes of or relating to satisfying the requirements of paragraph 11.23(b) above.

(g)
Each Borrower agrees that each Creditor Party may forward all attestations and other documents which that Borrower may from time to time deliver to the Agent or such Creditor Party pursuant to paragraphs 11.23(c) and 11.23(e) above to any applicable regulators to which the Agent or such Creditor Party may be required to forward or disclose such attestations or other documents in accordance with the Russian Oil Price Cap Measures.

12	CORPORATE UNDERTAKINGS

12.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 (Corporate Undertakings) at all times during the Security Period except as the Agent, acting with the authorisation of the Majority Lenders, may otherwise permit in writing.

12.2	Maintenance of status

Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.

12.3	Negative undertakings

No Borrower will:

(a)	change the nature of its business or carry on any business other than the ownership, chartering and operation of the Ship owned by it;

(b)	pay any dividend or make any other form of distribution if:

(i)	an Event of Default has occurred and is continuing at the relevant time or will result from the payment of such dividend or the making of any such other form of distribution; or

(ii)	there is a material breach of the obligations of the Borrowers under Clause 11.18 (Minimum Liquidity), 11.19 (Dry Docking Reserve Amount), 15.2 (Prepayment; provision of additional security);

(c)	effect any form of redemption, purchase or return of its issued shares;

(d)	repay any Subordinated Debt;

(e)	provide any form of credit or financial assistance (including any guarantee or indemnity) to:

(i)	a person who is directly or indirectly interested in that Borrower's share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms' length;

(f)	enter into any material agreement outside the ordinary course of business other than:

(i)	the Finance Documents and the Assignable Charter documentation; or

(ii)	any other agreement expressly allowed under any other term of this Agreement;

(g)	open or maintain any account with any bank or financial institution except accounts with the Agent, the Account Bank and the Security Trustee for the purposes of the Finance Documents;

(h)
issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued shares and/or number of shares it is authorised to issue or change the par value of such shares or create any new class of shares;

(i)	change its Financial Year;

(j)
acquire any shares or other securities other than short term debt obligations or Treasury bills issued by the US, the UK or a Participating Member State and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(k)	enter into any form of amalgamation, merger or de-merger, acquisition, divestiture, split-up or any form of reconstruction or reorganisation, without the prior written consent of the Agent.

12.4	Corporate Guarantor's subsidiaries

The Borrowers shall, upon request, provide the Agent on or before the date of this Agreement with a list of material subsidiaries of the Group at the date of this Agreement and shall promptly advise the Agent in writing of any amendments to such list.

For the purposes of this Clause 12.4, "material subsidiaries" means any subsidiaries which own material assets, incur material indebtedness or are otherwise relevant to the performance of the Finance Documents.

13	INSURANCE

13.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 (Insurance) at all times during the Security Period except as the Agent, acting with the authorisation of the Majority Lenders, may otherwise permit in writing.

13.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including, without limitation, protection and indemnity war risks with a separate limit not less than hull value of the relevant Ship, piracy and terrorism);

(c)
protection and indemnity risks (including, without limitation, protection and indemnity war risks in excess of the amount for war risks (hull) and oil pollution liability risks) in each case in the highest amount available in the international insurance market (currently up to $1,000,000,000); and

(d)
any other risks the insurance of which the Security Trustee reasonably (acting on the instructions of the Majority Lenders), having regard to practices, recommendations and other circumstances prevailing at the relevant time, may from time to time require by notice to that Borrower.

13.3	Terms of obligatory insurances

Each Borrower shall effect such insurances in such amounts in such currency and upon such terms and conditions (including, without limitation, any LSW 1189 or any other, in the opinion of the Security Trustee, comparable mortgage clause) as shall from time to time be approved in writing by the Security Trustee (such approval not to be unreasonably conditioned, withheld or delayed) in its sole discretion, but in any event as follows:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, on an agreed value basis in an amount equal to at least the higher of:

(i)	an amount which is equal to 120 per cent. of the aggregate of:

(A)	the amount of the Loan multiplied by a fraction whose:

(1)	numerator is the Market Value of that Ship; and

(2)	denominator is the aggregate Market Value of all Mortgaged Ships; and

(B)	the aggregate principal amount secured by Permitted Security Interests over that Ship which have an equal or prior ranking to the Security Interests created by the Finance Documents; and

(ii)	the Market Value of that Ship;

(c)
in the case of oil pollution liability risks, for an amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the International Group of Protection and Indemnity Clubs) and the international marine insurance market (currently $1,000,000,000 for any one accident or occurrence);

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of that Ship;

(e)	in relation to war risks insurance, extended to cover piracy and terrorism where excluded under the fire and usual marine risks insurance;

(f)	on terms and conditions customary in the marine insurance market and otherwise reasonably approved by the Agent;

(g)	such other risks of whatever nature and howsoever arising in respect of which insurance would be maintained by a prudent owner of a vessel similar to that Ship; and

(h)
through approved brokers and with approved insurance companies and/or underwriters which have a Standard & Poor's rating of at least BBB- or a comparable rating by Moody's or A.M. Best or any other rating agency reasonably acceptable to the Security Trustee (acting on the instructions of the Majority Lenders) or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Clubs.

13.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3 (Terms of obligatory insurances), each Borrower shall and shall procure that:

(a)
it and any and all third parties who are named assured or co-assured under any obligatory insurance shall assign their interest in any and all obligatory insurances and other Insurances if so required by the Agent and hereby the Borrowers consent to the assignment of any Insurances by any and all third parties who are named assureds or co-assureds under any obligatory insurance to the Security Trustee;

(b)
whenever the Security Trustee requires, the obligatory insurances name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation they may have under any applicable law against the Security Trustee but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)
the interest of the Security Trustee as assignee and as loss payee shall be duly endorsed on all slips, cover notes, policies, certificates of entry or other instruments of insurance in respect of the obligatory insurances;

(d)	the obligatory insurances shall name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(e)
the obligatory insurances shall provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(f)
the obligatory insurances shall provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (f) from making personal claims against persons (other than any Borrower or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(g)
the obligatory insurances shall provide that the obligatory insurances shall be primary without right of contribution from other insurances effected by the Security Trustee or any other Creditor Party;

(h)	the obligatory insurances shall provide that the Security Trustee may make proof of loss if that Borrower fails to do so; and

(i)
the obligatory insurances shall provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall only be effective against the Security Trustee fourteen (14) days (or seven (7) days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

13.5	Renewal of obligatory insurances

Each Borrower shall:

(a)
at least seven (7) days before the expiry of any obligatory insurance effected by it notify the Security Trustee of the brokers, underwriters, insurance companies and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms and conditions of renewal;

(b)	at least seven (7) days before the expiry of any obligatory insurance, renew that obligatory insurance; and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all cover notes and policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form of standard market and including undertakings by the approved brokers that:

(a)
they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4 (Further protections for the Creditor Parties);

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)
they will notify the Security Trustee, not less than fourteen (14) days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee, to the extent permitted under applicable law.

13.7	Copies of certificates of entry; letters of undertaking

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Borrower is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee;

(c)
where required to be issued under the terms of insurance/indemnity provided by that Borrower's protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Borrower in accordance with the requirements of such protection and indemnity association; and

(d)
a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority or, as the case may be, protection and indemnity associations in relation to that Ship (if applicable).

13.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances

Each Borrower shall not do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular it shall:

(a)
take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c) (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)
make (and promptly supply copies to the Agent) of all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which that Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation) and, if applicable, shall procure that each Approved Manager complies with this requirement; and

(d)
not employ that Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances

Each Borrower shall neither make nor agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance other than alterations to the allocation of the hull and machinery cover between approved insurance companies and/or underwriters at a percentage not exceeding 5%.

13.13	Settlement of claims

No Borrower shall, without the prior written consent of the Security Trustee (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances and shall do all things necessary to ensure such collection or recovery is made.

13.14	Provision of copies of communications

Each Borrower shall provide the Security Trustee upon request, copies of all written communications between that Borrower and:

(a)	the approved insurance brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls;

(ii)
any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances; and

(iii)	a claim under any Insurances.

13.15	Provision of information and further undertakings

In addition, each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)
effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 (Mortgagee's interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances, and that Borrower shall:

(i)
do all things necessary and provide the Agent and the Security Trustee with all documents and information to enable the Security Trustee to collect or recover any moneys in respect of the Insurances which are payable to the Security Trustee pursuant to the Finance Documents; and

(ii)
promptly provide the Agent with full information regarding any Major Casualty in consequence whereof the Ship owned by that Borrower has become or may become a Total Loss and agree to any settlement of such Major Casualty to that Ship only with the Agent's prior written consent, and that Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee's interest and additional perils insurances

(a)
The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider appropriate:

(i)
a mortgagee's interest insurance in respect of each Ship providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to a Ship or a liability of such Ship or of the Borrower owning that Ship, such loss or damage being prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of, an allegation concerning:

(A)
any act or omission on the part of that Borrower, of any operator, charterer, manager or sub-manager of that Ship or of any officer, employee or agent of that Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(B)
any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of that Borrower, any other person referred to in paragraph (A) above, or of any officer, employee or agent of that Borrower or of such a person, including the casting away or damaging of that Ship and/or that Ship being unseaworthy; and/or

(C)	any other matter capable of being insured against under a mortgagee's interest marine insurance policy, whether or not similar to the foregoing,

in an amount of up to 120 per cent. of the Aggregate Insurable Amount.

(ii)
a mortgagee's interest additional perils insurance in respect of each Ship providing for the indemnification of the Creditor Parties against, amongst other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of that Ship, the imposition of any Security Interest over that Ship and/or any other matter capable of being insured against under a mortgagee's interest additional perils policy, whether or not similar to the foregoing, and in an amount of up to 110 per cent. of the Aggregate Insurable Amount in respect of that Ship, and the Borrowers shall upon demand fully indemnify the Security Trustee in respect of all premiums and other reasonably documented expenses which are incurred in connection with, or with a view to, effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

(b)	For the purposes of paragraph (a) above "Aggregate Insurable Amount" means, in relation to each Ship the aggregate of:

(i)	the amount of the Loan multiplied by a fraction whose:

(A)	numerator is the Market Value of that Ship; and

(B)	denominator is the aggregate Market Value of all Mortgaged Ships; and

(ii)	the aggregate principal amount secured by Permitted Security Interests over that Ship which have an equal to or prior ranking to the Security Interests created by the Finance Documents.

(c)
The Agent shall (without notification to, or the consent of, the Borrowers) provide the insurers with whom a mortgagee's interest insurance and an additional perils insurance is placed with all documents and information which any such insurers may, at any time, request.

13.17	Review of insurance requirements

The Security Trustee shall be entitled to review the requirements of this Clause 13 (Insurance) from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent (acting on the instructions of the Majority Lenders), significant and capable of affecting the Borrowers, each Ship and its Insurances (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower owning that Ship may be subject) and the Borrowers shall upon demand fully indemnify the Agent in respect of all fees and other expenses incurred by or for the account of the Agent in appointing an independent marine insurance broker or adviser to conduct such review.

14	SHIP COVENANTS

14.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 (Ship Covenants) at all times during the Security Period except as the Agent, acting with the authorisation of the Majority Lenders, may otherwise permit in writing.

14.2	Ship's name and registration

Each Borrower shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of that Ship.

14.3	Repair and classification

Each Borrower shall, and shall procure that each Approved Manager shall, keep the Ship owned by that Borrower in a good and safe condition and state of repair, sea and cargo worthy in all respects:

(a)	consistent with first-class ship ownership and management practice;

(b)
so as to maintain the highest class free of overdue recommendations and conditions, with a classification society which is a member of IACS (other than the China Classification Society, the Russian Maritime Registry of Shipping, the Polish Register of Shipping, the Indian Register of Shipping, Türk Loydu and the Croatian Register of Shipping) and acceptable to the Agent; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the applicable Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code, and the Agent shall be given power of attorney in the form attached as Schedule 5 (Power of Attorney) to act on behalf of that Borrower in order to, inspect the class records and any files held by the classification society and to require the classification society to provide the Agent or any of its nominees with any information, document or file, it might request and the classification society shall be fully entitled to rely hereon without any further inquiry, provided that the power of attorney constituted by this Clause 14.3 (Repair and classification) shall be exercisable only on the occurrence of an Event of Default which is continuing.

14.4	Classification society undertaking

Each Borrower shall instruct the classification society referred to in Clause 14.3 (Repair and classification) (and procure that the classification society undertakes with the Security Trustee) in relation to its Ship:

(a)
to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records and any other related records held by the classification society in relation to the Ship owned by that Borrower;

(b)
to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from that Borrower or any person that that Ship's classification society is to be changed; or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship's class under the rules or terms and conditions of that Borrower's or that Ship's membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:

(i)
to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)
if that Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

14.5	Modification

No Borrower shall make any modification or repairs to, or replacement of, its Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value, except any such modification, repair or replacement which:

(a)	is mandatory under any applicable law, regulation, class requirement or international convention; or

(b)	increases that Ship's value, efficiency, safety, or environmental performance and does not adversely affect its class, or trading.

14.6	Removal of parts

No Borrower shall remove any material part of its Ship, or any item of equipment installed on that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of that Borrower and subject to the security constituted by the relevant Mortgage and any Deed of Covenant Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.7	Surveys

Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

14.8	Inspection

Each Borrower shall, at reasonable times and on reasonable notice, permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by that Borrower, on or prior to the first Drawdown Date and thereafter once during each calendar year throughout the remainder of the Security Period, to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections at the Borrowers' expense, and if the inspector or surveyor appointed by the Security Trustee under this Clause is of the opinion that there are any technical, commercial or operational actions being undertaken or omitted to be undertaken by the Borrower which is the owner of that Ship or the relevant Approved Manager which adversely affect the operation or value of that Ship, the Borrowers shall forthwith (at their reasonable expense) on the Security Trustee's demand remedy such action or inaction and provide the Security Trustee with evidence that it has taken such remedial action Provided that the Security Trustee shall be permitted to board each Ship to inspect its condition (at the relevant Borrower's reasonable expense):

(a)	at any time if an Event of Default has occurred and is continuing; and

(b)
at all reasonable times with reasonable notice to the relevant Borrower (after taking into consideration the relevant Ship's schedule), in connection with a potential syndication of the Loan to be effected in accordance with Clause 26 (Transfers and Changes in Lending Offices).

14.9	Prevention of and release from arrest

Each Borrower shall as soon as reasonably practicable discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of that Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of that Ship, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of that Ship, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail, guarantee or otherwise as the circumstances may require.

14.10	Compliance with laws etc.

Each Borrower shall:

(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Borrower;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit that Ship to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers unless that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information

Each Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of that Ship;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made in respect of that Ship;

(d)	any towages and salvages;

(e)	its compliance with the Energy Efficiency Existing Ship Index (EEXI) of that Ship;

(f)	its annual operational Carbon Intensity Indicator (CII) as well as its annual CII rating of that Ship;

(g)	the Group's strategy in relation to the Sulphur oxide (SOx) emissions' regulation in respect of that Ship and each other Fleet Vessel; and

(h)	its compliance, each Approved Manager's compliance and the compliance of that Ship with the ISM Code and the ISPS Code,

and, upon the Security Trustee's request, provide copies of any current charter relating to that Ship, of any current charter guarantee and copies of that Borrower's or the relevant Approved Manager's Document of Compliance, Safety Management Certificate and the ISSC.

14.12	Notification of certain events

Each Borrower shall:

(a)	before entering into:

(i)	any demise charter for any period in respect of its Ship; or

(ii)	any other Assignable Charter,

notify the Agent and provide copies of any draft charter relating to its Ship and, if applicable, any draft charter guarantee and that Borrower shall be entitled to enter into such charter Provided that:

(A)
that Borrower executes in favour of the Security Trustee a specific assignment of all its rights, title and interest in and to such charter and any charter guarantee in the form of a Charterparty Assignment;

(B)
that Borrower shall use reasonable endeavours to procure that the charterer and any charter guarantor agree to acknowledge to the Security Trustee (1) the specific assignment of such charter and charter guarantee by executing an acknowledgement substantially in the form included in the relevant Charterparty Assignment and (2) that the Mortgage over that Ship has been registered prior to the entry into such charter and the charterer provides to the Security Trustee a letter of undertaking pursuant to which the charterer subordinates all its claims against the relevant Borrower and its Ship to the claims of the Creditor Parties under or in connection with the Finance Documents in the Agreed Form;

(C)
in the case where such charter is a demise charter the charterer undertakes to the Security Trustee (1) to comply with all of that Borrower's undertakings with regard to the employment, insurances, operation, repairs and maintenance of its Ship contained in this Agreement, the Mortgage and the General Assignment in relation to that Ship and (2) to provide an assignment of its interest in the insurances of that Ship in the Agreed Form;

(D)	the relevant Borrower provides certified true and complete copies of the charter relating to its Ship and of any current charter guarantee, if any, immediately after its execution;

(E)
the Agent's receipt of a copy of the charter and its failure or neglect to act, delay or acquiescence in connection with the relevant Borrower's entering into such charter shall not in any way constitute an acceptance by the Agent of whether or not the Earnings under the charter are sufficient to meet the debt service requirements under this Agreement nor shall it in any way affect the Agent's or the Security Trustee's entitlement to exercise its rights under the Finance Documents pursuant to Clause 19 (Events of Default) upon the occurrence of an Event of Default arising as a result of an act or omission of the charterer; and

(F)
the relevant Borrower delivers to the Agent such other documents equivalent to those referred to at paragraphs 1(f), 3, 4, 5, 7, 8 and 9 of Schedule 3 (Condition Precedent Documents), Part A as the Agent may require; and

(b)	immediately notify the Security Trustee by letter, of:

(i)
its entry into any agreement or arrangement for the postponement of any date on which any Earnings are due, the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Borrower to any Earnings;

(ii)	its entry into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, six months;

(iii)	any casualty which is or is likely to be or to become a Major Casualty;

(iv)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(v)	any requirement, condition or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(vi)	any arrest or detention of that Ship, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(vii)	any intended dry docking of that Ship;

(viii)	any Environmental Claim which exceeds $1,000,000 and made against that Borrower or in connection with that Ship, or any Environmental Incident;

(ix)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, any Approved Manager or otherwise in connection with that Ship;

(x)	its intention to de-activate or lay up its Ship; or

(xi)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower's, any Approved Manager's or any other person's response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc.

No Borrower shall, in relation to the Ship owned by it:

(a)	enter into any charter in relation to that Ship under which more than two months' hire (or the equivalent) is payable in advance;

(b)	charter that Ship otherwise than on bona fide arm's length terms at the time when that Ship is fixed;

(c)	appoint a manager of that Ship other than the Approved Managers or agree to any alteration to the terms of any Approved Manager's appointment; or

(d)
put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless (i) that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason or (ii) that person has entered into an agreement with that Borrower pursuant to which that person agrees that that Ship may depart the relevant shipyard or repair yard in consideration of a payment of part, but not all, of the costs of the relevant work in amount not exceeding $1,000,000 (or the equivalent in any other currency) or (iii) that Borrower provides evidence satisfactory to the Agent that it has adequate cash reserves to pay the cost of such work in full.

14.14	Notice of Mortgage

Each Borrower shall keep the Mortgage relative to its Ship registered against that Ship as a valid first preferred or, as the case may be, priority mortgage, carry on board that Ship a certified copy of that Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.

14.15	Sharing of Earnings

No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings (other than (i) any profit sharing agreement with a charterer which takes effect above an agreed minimum charter hire rate payable to the relevant Borrower under a charter to which that Borrower is a party and (ii) any pool agreement, in either case, on bona fide arm's length terms).

14.16	ISPS Code

Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for that Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.17	IHM and green scrapping

Each Borrower shall:

(a)	obtain and maintain throughout the Security Period an Inventory of Hazardous Material in respect of the Ship owned by it;

(b)
provide the Agent with a copy of the Inventory of Hazardous Materials for the Ship owned by it and each update to, or amendment of, such Inventory of Hazardous Materials from time to time during the Security Period;

(c)	maintain a safe, sustainable and socially responsible policy with respect to the dismantling of the Ship owned by it and that Ship being taken out of service;

(d)
ensure that, if during the Security Period, the Ship owned by it is sold for scrapping or sold to an intermediary with the intention of being scrapped, that Ship is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner, in accordance with the provisions of:

(i)	the Hong Kong Convention for the Safe and Environmentally Sound Recycling of Ships 2009 in relation to non-EU flagged vessels;

(ii)	the International Maritime Organisation's Guidelines for the development of the Inventory of Hazardous Materials (Resolution MEPC.269(68)) in relation to non-EU flagged vessels;

(iii)	Regulation (EU) No. 1257/2013 adopted by the EU Parliament and the Council of the European Union on 20 November 2013 in relation to EU flagged vessels;

(iv)	any other applicable laws or regulations relating to ship scrapping or ship recycling; and

(e)	comply with Annex VI or any replacement of Annex VI and shall in particular, without limitation:

(i)	procure that the relevant Ship's master and crew are familiar with, and that the Ship owned by it complied with, Annex VI;

(ii)	maintain for the Ship owned by it throughout the Security Period a valid and current IAPPC and provide a copy to the Agent; and

(iii)
gather and maintain annual SEEMP Part II Data in respect of the Ship owned by it according to the IMO Data Collection System and provide such annual data to the Agent latest by 30 June of the year following the year which such data collection applies to.

15	SECURITY COVER

15.1	Minimum required security cover

Clause 15.2 (Prepayment; provision of additional security) applies if the Agent notifies the Borrowers that the Security Cover Ratio is below 125 per cent.

15.2	Prepayment; provision of additional security

If the Agent serves a notice on the Borrowers under Clause 15.1 (Minimum required security cover), the Borrowers shall prepay such part at least of the Loan as will eliminate the shortfall on or before the date falling thirty (30) days after the date on which the Agent's notice is served under Clause 15.1 (Minimum required security cover) (the "Prepayment Date") unless at least five (5) calendar days before the Prepayment Date the Borrowers have provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders acting reasonably, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may reasonably require, with the authorisation of the Majority Lenders.

15.3	Valuation of Ships

(a)	The Market Value of a Mortgaged Ship or other vessel at any date is that shown by a valuation issued by an Approved Broker selected and appointed by the Agent, such valuation to be prepared:

(i)	as at a date not more than thirty (30) days previously;

(ii)	with or without physical inspection of that Ship (at the Agent's reasonable discretion); and

(iii)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment.

(b)
If a Borrower disagrees with the valuation obtained by the Agent in accordance with paragraph (a) above, it shall be entitled to obtain a second valuation from an Approved Broker selected by the Borrowers and appointed by the Agent, and prepared in accordance with sub-paragraphs (i) to (iii) of paragraph (a) above. In that case the Market Value of the Mortgaged Ship shall be the arithmetic mean of the two valuations issued provided that if the Borrowers do not elect to appoint an Approved Broker within fourteen (14) days after the Agent's request to receive a valuation of a Mortgaged Ship, the Market Value of that Mortgaged Ship shall be that shown in the sole valuation obtained by the Agent in accordance with paragraph (a) above.

15.4	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 15.2 (Prepayment; provision of additional security) and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3 (Valuation of Ships).

15.5	Valuations binding

Any valuation under Clause 15.2 (Prepayment; provision of additional security), 15.3 (Valuation of Ships) or 15.4 (Value of additional vessel security) shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6	Provision of information

The Borrowers shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.3 (Valuation of Ships) or 15.4 (Value of additional vessel security)with any information which the Agent or that Approved Broker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions as are reasonable in the circumstances.

15.7	Payment of valuation expenses

Without prejudice to the generality of the Borrowers' obligations under Clauses 20.2 (Costs of negotiation, preparation etc.), 20.3 (Costs of variations, amendments, enforcement etc.) and 21.3 (Other breakage costs), the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other documented expenses incurred by any Creditor Party in connection with any matter arising out of this Clause Provided that so long as no Event of Default has occurred which is continuing the Borrowers shall not be obliged to pay any such fees and expenses in respect of more than two sets of valuations of each Ship in any calendar year (in addition to the set of valuations to determine the Initial Market Value of each Ship obtained prior to the Drawdown Date).

15.8	Frequency of valuations

The Borrowers acknowledge and agree that the Agent may commission valuation(s) of any Ship at such times as the Agent (acting on the instructions of the Lenders) shall deem necessary and, in any event, not less than once during each 6-month period of the Security Period.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments

All payments to be made by the Lenders or by any Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)
in the case of an amount payable by a Lender to the Agent or by any Borrower to the Agent or any Lender, to the account of the Agent at J.P. Morgan Chase Bank (SWIFT Code CHASUS33) (Account No. 001 1331 808 in favour of Hamburg Commercial Bank AG, SWIFT Code HSHNDEHH; Reference "Starfire Shipping Co. et al") or to such other account with such other bank as the Agent may from time to time notify to the Borrowers and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

16.2	Payment on non-Business Day

If any payment by any Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)
on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days or, in any case where the practice in the relevant market differs, in accordance with that market practice; and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by the Borrowers or any Security Party under a Finance Document shall be rounded to two decimal places.

16.4	Distribution of payments to Creditor Parties

Subject to Clauses 16.5 (Permitted deductions by Agent), 16.6 (Agent only obliged to pay when monies received) and 16.7 (Refund to Agent of monies not received):

(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lenders or the Security Trustee may have notified to the Agent not less than five (5) Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6	Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to any Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to that Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to a Borrower or a Lender without first having received that sum, that Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt

Clause 16.7 (Refund to Agent of monies not received) shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.10	Agent's memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.11	Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 (Creditor Party accounts) and 16.10 (Agent's memorandum account) show an amount to be owing by a Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence in the absence of manifest error that that amount is owing to that Creditor Party.

16.12	Impaired Agent

(a)
If, at any time, the Agent becomes an Impaired Agent, the Borrowers or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 16.1 (Currency and method of payments) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrowers or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the party or parties under this Agreement beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents;

(b)	all interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements;

(c)
a party to this Agreement which has made a payment in accordance with paragraphs (a) and shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account;

(d)
promptly upon the appointment of a successor Agent in accordance with the Finance Documents, each Paying Party shall (other than to the extent that that party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 16.4 (Distribution of payments to Creditor Parties); and

(e)	a Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)
firstly, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents (including, but without limitation, all amounts payable by any Borrower under Clauses 20 (Fees and Expenses), 21  (Indemnities) and 22 (No Set-Off or Tax Deduction) of this Agreement or by any Borrower or any Security Party under any corresponding or similar provision in any other Finance Document) other than those amounts referred to at paragraphs (ii) and (iii);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents; and

(iii)	thirdly, in or towards satisfaction of the Loan;

(b)
SECONDLY: if an Event of Default has occurred and while is continuing, in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrowers (or any of them), the Security Parties and the other Creditor Parties, states in its reasonable opinion will either or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a) (Normal order of application); and

(c)	THIRDLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

17.2	Application by any covered bond Lender

If and to the extent that any Lender includes the Loan and/or a Mortgage in its covered bond register, any enforcement proceeds recovered under the Finance Documents and attributable to it under the relevant Finance Document shall, notwithstanding the provisions of Clause 17.1(a) (Normal order of application), be applied by it first to the part of the Loan that corresponds to that Lender's Contribution registered in its covered bond register and thereafter in the following order:

(a)	firstly, in or towards satisfaction of the amounts set out under Clause 17.1(a)(i) (Normal order of application);

(b)	secondly, in or towards satisfaction of the amounts set out under Clause 17.1(a)(ii) (Normal order of application); and

(c)	thirdly, in or towards satisfaction of any part of the Loan that corresponds to any unregistered part of that Lender's contribution.

17.3	Variation of order of application

The Agent may, with the authorisation of the Majority Lenders, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 (Normal order of application) (but not, for the avoidance of doubt, that set out in Clause 17.2 (Application by any covered bond Lender)) either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.4	Notice of variation of order of application

The Agent may give notices under Clause 17.3 (Variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.5	Appropriation rights overridden

This Clause 17 (Application of Receipts) and any notice which the Agent gives under Clause 17.3 (Variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by any Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Payment of Earnings

Each Borrower undertakes with each Creditor Party that, throughout the Security Period (and subject only to the provisions of the General Assignment to which it is a party):

(a)	it shall maintain the Accounts with the Account Bank;

(b)	it shall ensure that all Earnings of the Ship owned by it are paid to the Earnings Account for that Ship;

(c)	the Minimum Liquidity required pursuant to Clause 11.18 (Minimum Liquidity) shall be maintained in the Liquidity Account; and

(d)	the Dry Docking Reserve Amount required pursuant to Clause 11.19 (Dry Docking Reserve Amount) shall be maintained in the Dry Dock Reserve Accounts.

18.2	Monthly retentions to Retention Account

The Borrowers undertake with each Creditor Party to ensure that, on and from the date falling one month after each Drawdown Date and at monthly intervals thereafter during the Security Period, there are transferred to the Retention Account out of the Earnings received in the relevant Earnings Account during the preceding month, one-third of the amount (if any) which would be required to be repaid pursuant to paragraph (b)(ii)(A)(1) of Clause 8.1 (Repayment of Advances), on the next Repayment Date and the Borrowers irrevocably authorise the Agent to make those transfers (acting reasonably and without any obligation) if the Borrowers fail to do so.

18.3	Shortfall in Earnings

If the aggregate Earnings received in the Earnings Accounts are insufficient at any time for the required amount to be transferred to the Retention Account under Clause 18.2 (Monthly retentions to Retention Account), the Borrowers shall immediately pay the amount of the insufficiency into the Retention Account.

18.4	Application of retentions

Until an Event of Default occurs which is continuing, the Agent shall, to the extent there are sufficient funds standing to the credit of the Retention Account, on each Repayment Date in respect of the Loan and on each due date for the payment of interest in respect of that Advance under this Agreement distribute to the Lenders in accordance with Clause 16.4 (Distribution of payments to Creditor Parties) so much of the then balance on the Retention Account as equals:

(a)	any amount due required to be reduced and repaid pursuant to Clause 8.1 (Repayment of Advances) and Clause 8.2 (Reduction of Commitment), respectively; or

(b)	the amount of interest in respect of the relevant Advance payable on that interest payment date,

in discharge of the Borrowers' liability for any such amount required to be reduced and repaid pursuant to Clause 8.1 (Repayment of Advances) and Clause 8.2 (Reduction of Commitment), respectively, or that interest.

18.5	Interest accrued on the Accounts

Any credit balance on each Account shall bear interest at the rate from time to time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Agent likely to remain on that Account.

18.6	Release of accrued interest

Interest accruing under Clause 18.5 (Interest accrued on the Accounts) shall be credited to the relevant Account and may be released to a Borrower pursuant to Clause 18.10 (Restriction on withdrawal).

18.7	Location of Accounts

Each Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Accounts (or any of them); and

(b)
execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Accounts.

18.8	Debits for fees, expenses etc.

The Agent shall be entitled (but not obliged) from time to time to debit any Earnings Account without prior notice in order to discharge any amount due and payable under Clauses 20 (Fees and Expenses) or 21 (Indemnities) to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clauses 20 (Fees and Expenses) or 21 (Indemnities).

18.9	Borrowers' obligations unaffected

The provisions of this Clause 18 (Application of Earnings) (as distinct from a distribution effected under Clause 18.4 (Application of retentions)) do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.

18.10	Restriction on withdrawal

(a)
During the Security Period no sum may be withdrawn by a Borrower from the Liquidity Account, the Dry Dock Reserve Accounts or the Retention Account (other than interest pursuant to Clause 18.6 (Release of accrued interest) and/or any sums withdrawn in accordance with, and pursuant to, the terms of Clauses 11.18 (Minimum Liquidity) and/or 11.19(c) (Dry Docking Reserve Amount)), provided that no Event of Default has occurred which is continuing, without the prior written consent of the Agent.

(b)
The Borrowers may, in any calendar month, after having transferred and/or after having taken into account all amounts due or which will become due to the Retention Account in such calendar month in accordance with Clause 18.2 (Monthly retentions to Retention Account), withdraw any surplus (a "Surplus") from the Earnings Accounts as they may think fit for purposes permitted by this Agreement and the other Finance Documents Provided always no Event of Default has occurred which is continuing in which case any Surplus shall remain on the Earnings Accounts.

19	EVENTS OF DEFAULT

19.1	Events of Default

An Event of Default occurs if:

(a)	any Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document unless:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event; and

(ii)	payment is made within five (5) Business Days; or

(b)
any breach occurs of Clause 2.3 (Purpose of Advances), 9.2 (Waiver of conditions precedent), 11.2 (Title and negative pledge), 11.3 (No disposal of assets), 11.17 ("Know your customer" checks), 11.18 (Minimum Liquidity), 11.20 (Compliance Certificate), 11.22 (Sanctions), 12.2 (Maintenance of status), 12.3 (Negative undertakings) or 15.2 (Prepayment; provision of additional security); or

(c)
any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, is, in the opinion of the Majority Lenders, is capable of remedy by the relevant Borrower or Security Party acting reasonably, and such default continues unremedied fifteen (15) Business Days after written notice from the Agent requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in the Finance Documents) any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)
any representation, warranty or statement made or repeated by, or by an officer of, a Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect (in the opinion of the Agent acting on the instructions of the Majority Lenders) when it is made or repeated and the effect of which will be adverse to the validity or enforcement of any Security Interests created pursuant to the Finance Documents, the exercise or enforcement of any right of the Creditor Parties under the Finance Documents or will have an adverse effect on the performance of the obligations undertaken by that Borrower and the other Security Parties pursuant to this Agreement or any of the other Finance Documents; or

(f)
any of the following occurs in relation to any Financial Indebtedness which, (other than in the case of the Borrowers) exceeds in aggregate $10,000,000 (or its equivalent in any other currency) of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)
any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress or any form of freezing order provided that, in the case of arrest of a Ship which is manifestly unlawful and is being contested in good faith and with due diligence by the relevant Borrower, such arrest shall not constitute an Event of Default if, within fifteen (15) Business Days of such arrest, the Borrower prepays all amounts then due and payable in respect of the Loan attributable to such Ship; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or other judicial authority) in respect of a Relevant Person; or

(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors or officers of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors or officers of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrowers or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than three months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within sixty (60) days of being made or presented, or (bb) within sixty (60) days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors or officers take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all provided that (i) mere negotiations or discussions or (ii) any moratorium, suspension or deferral of payments with a single creditor or creditors in aggregate not representing a substantial proportion of that Relevant Person's creditors shall not constitute an Event of Default under this paragraph; or

(x)
any meeting of the members or board of directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a country other than England, any event occurs, any proceedings are opened or commenced, or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	any Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)
for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)
any official consent necessary to enable any Borrower to own, operate or charter the Ship owned by it or to enable any Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or any Assignable Charter is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled unless that Borrower or any other Security Party has obtained a waiver thereof from the relevant authorities; or

(k)	a Change of Control without their prior consent has occurred after the date of this Agreement in respect of a Borrower or a Security Party; or

(l)
any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable and such invalidity or unenforceability is not capable of remedy within fifteen (15) Business Days or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	a Relevant Person rescinds or repudiates a Finance Document or evidences an intention to rescind or repudiate a Finance Document;

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(o)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position or state of affairs of any Borrower, the Corporate Guarantor or any other Security Party; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person; or

(iii)	the commencement of legal or administrative action involving a Borrower, a Ship, any of the Approved Managers or any Security Party; or

(iv)
the withdrawal of any material license or governmental or regulatory approval in respect of a Ship, a Borrower, any Approved Manager or any Borrower's or Approved Manager's business (unless such withdrawal can be contested with the effect of suspension and is in fact so contested in good faith by the Borrowers or any Approved Manager), which constitutes a Material Adverse Change.

19.2	Actions following an Event of Default

Subject to any applicable cure or grace period under Clause 19.1 (Events of Default), on, or at any time after, the occurrence of an Event of Default which is continuing:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or

(ii)
serve on the Borrowers a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph 19.2(a)(i) or 19.2(a)(ii) (Actions following an Event of Default), the Security Trustee, the Agent, the Mandated Lead Arranger and/or the Lenders are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments

On the service of a notice under Clause 19.2(a)(i) (Actions following an Event of Default), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

19.4	Acceleration of Loan

On the service of a notice under Clause 19.2(a)(ii) (Actions following an Event of Default), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices

The Agent may serve notices under Clauses 19.2(a)(i) (Actions following an Event of Default) or 19.2(a)(ii) (Actions following an Event of Default) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 (Actions following an Event of Default) if no such notice is served (but subject to the Agent having given notice to the effect that an Event of Default has occurred and is continuing) or otherwise simultaneously with or at any time after the giving of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2 (Actions following an Event of Default); but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide any Borrower or any Security Party with any form of claim or defence.

19.7	Creditor Party rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1 (Interests several).

19.8	Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to a Borrower or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the gross negligence or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

19.9	Relevant Persons

In this Clause 19 (Events of Default), a "Relevant Person" means a Borrower, the Corporate Guarantor, any Security Party and any other member of the Group.

19.10	Interpretation

In Clause 19.1(f) (Events of Default) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) (Events of Default) "petition" includes an application.

20	FEES AND EXPENSES

20.1	Structuring and commitment fees

The Borrowers shall pay to the Agent:

(a)
on the date of this Agreement, a non-refundable structuring fee in an amount equal to $540,000 (representing 0.90 per cent. of the Total Commitments as at the date of this Agreement) for distribution among the Lenders pro rata to their Commitments; and

(b)
a non-refundable commitment fee, at the rate of 0.65 per cent. per annum on the undrawn or uncancelled amount of the Total Commitments, payable quarterly in arrears for distribution among the Lenders pro rata to their Commitments, during the period commencing from (and including) the date of this Agreement and ending on the last day of the Availability Period.

20.2	Costs of negotiation, preparation etc.

The Borrowers shall pay to the Agent on its demand the amount of all legal and other expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution, registration or translation of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc.

The Borrowers shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned, the amount of all legal and other expenses incurred by a Creditor Party in connection with:

(a)
the response to, or the evaluation, negotiation or implementation of, any amendment or supplement (or any proposal for such an amendment or supplement) requested (or, in the case of a proposal, made) by or on behalf of the Borrowers and relating to a Finance Document or any other Pertinent Document;

(b)
any consent, waiver or suspension of rights by the Lenders, the Majority Lenders or the Creditor Party concerned or any proposal for any of the foregoing requested (or, in the case of a proposal, made) by or on behalf of the Borrowers under or in connection with a Finance Document or any other Pertinent Document;

(c)	the valuation of any security provided or offered under and pursuant to Clause 15 (Security Cover) or any other matter relating to such security; or

(d)
any step taken by the Lender concerned with a view to the preservation, protection, exercise or enforcement of any rights or Security Interest created by a Finance Document or for any similar purpose including, without limitation, any proceedings to recover or retain proceeds of enforcement or any other proceedings following enforcement proceedings until the date all outstanding indebtedness to the Creditor Parties under the Finance Documents and any other Pertinent Document is repaid in full.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Reference rate transition costs

The Borrowers shall on demand reimburse each of the Agent and the Security Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by each Creditor Party in connection with any change arising as a result of an amendment required under Clause 27.4 (Changes to reference rates).

20.5	Documentary taxes

The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any proven claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

20.6	Certification of amounts

A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 (Fees and Expenses) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of the Loan

The Borrowers shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand but only in respect of losses caused as a result of or in connection with the Borrowers' breach, default, or failure, in respect of all proven claims, expenses, liabilities and losses caused as a result of or in connection with the Borrowers' actions or inaction which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of, or in connection with:

(a)
an Advance not being borrowed on the date specified in the relevant Drawdown Notice for any reason other than a default by the Lender claiming the indemnity after the relevant Drawdown Notice has been served in accordance with the provisions of this Agreement;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrowers (or any of them) to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 5.3 (Default Interest)) including but not limited to any costs and expenses of enforcing any Security Interests created by the Finance Documents and any proven claims, liabilities and losses caused by the Borrowers' actions or inactions which may be brought against, or incurred by, a Creditor Party when enforcing any Security Interests created by the Finance Documents; and

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19 (Events of Default),

and in respect of any tax (other than tax on its overall net income (and a FATCA Deduction)) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Break Costs

If a Lender (the "Notifying Lender") notifies the Agent that as a consequence of receipt or recovery of all or any part of the Loan (a "Payment") on a day other than the last day of an Interest Period applicable to the sum received or recovered the Notifying Lender has or will, with effect from a specified date, incur Break Costs:

(a)	the Agent shall promptly notify the Borrowers of a notice it receives from a Notifying Lender under this Clause 21.2 (Break Costs);

(b)	the Borrowers shall, within five (5) Business Days of the Agent's demand, pay to the Agent for the account of the Notifying Lender the amount of such Break Costs; and

(c)
the Notifying Lender shall, as soon as reasonably practicable (and in any event within five (5) Business Days), following a request by the Borrowers, provide a certificate confirming the amount of the Notifying Lender's Break Costs for the Interest Period in which they accrue, such certificate to be, in the absence of manifest error, conclusive and binding on the Borrowers.

21.3	Other breakage costs

Without limiting its generality, Clause 21.1 (Indemnities regarding borrowing and repayment of the Loan) covers any claim, expense, liability or loss, including (without limitation) a proven loss of a prospective profit, incurred by a Lender in borrowing, liquidating or re-employing deposits from third parties acquired, contracted for or arranged to fund, effect or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount) other than proven claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned.

21.4	Miscellaneous indemnities

The Borrowers shall fully indemnify each Creditor Party severally on their respective demands, without prejudice to any of their other rights under any of the Finance Documents, in respect of all proven claims, documented expenses, liabilities and losses which may be made or brought against or sustained or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)	acting or relying on any notice, request or instruction which the Creditor Party concerned reasonably believes to be genuine, correct and appropriately authorised;

(c)
if an Event of Default has occurred and while same is continuing, any insurance arranged by any Creditor Party in relation to a Ship and/or that Creditor Party's own risk by way of taking out any obligatory insurances or port risk, crew liability or any other type of insurance (as may it in its sole discretion determine) on its own account and/or in its own name; or

(d)	any other Pertinent Matter,

other than proven claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty, gross negligence or wilful misconduct of the officers or employees or representatives of the Creditor Party concerned.

21.5	Environmental Indemnity

Without prejudice to the generality of Clause 21.4 (Miscellaneous indemnities), this Clause 21.5 (Environmental Indemnity) covers any proven claims, demands, proceedings, liabilities, taxes, losses, liabilities or expenses of every kind which arise, or are asserted, under or in connection with any applicable law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code or any Environmental Law.

21.6	Currency indemnity

If any sum due from a Borrower or any Security Party to a Creditor Party under a Finance Document or under any order, award or judgment relating to a Finance Document (a "Sum") has to be converted from the currency in which the Finance Document provided for the Sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or filing any claim or proof against a Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order, judgment or award from any court or other tribunal in relation to any litigation or arbitration proceedings; or

(c)	enforcing any such order, judgment or award,

the Borrowers shall as an independent obligation, within five (5) Business Days of demand, indemnify the Creditor Party to whom that Sum is due against any reasonably incurred cost, loss or liability arising when the payment actually received by that Creditor Party is converted at the available rate of exchange back into the Contractual Currency including any discrepancy between (A) the rate of exchange actually used to convert the Sum from the Payment Currency into the Contractual Currency and (B) the available rate of exchange.

In this Clause 21.6 (Currency indemnity), the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the Sum to purchase the Contractual Currency with the Payment Currency.

Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

If any Creditor Party receives any Sum in a currency other than the Contractual Currency, the Borrowers shall indemnify in full the Creditor Party concerned against any cost, loss or liability arising directly or indirectly from any conversion of such Sum to the Contractual Currency.

This Clause 21.6 (Currency indemnity) creates a separate liability of that Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.7	Certification of amounts

A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 (Indemnities) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.8	Sums deemed due to a Lender

For the purposes of this Clause 21 (Indemnities), a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions

All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, counter-claim, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.

22.2	Grossing-up for taxes

If, at any time, a Borrower is required by law, regulation or regulatory requirement to make a tax deduction from any payment due under a Finance Document:

(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that, after the making of such tax deduction, each Creditor Party receives on the due date for such payment (and retains free from any liability relating to the tax deduction) a net amount which is equal to the full amount which it would have received had no such tax deduction been required to be made; and

(c)
that Borrower shall pay the full amount of the tax required to be deducted to the appropriate taxation authority promptly in accordance with the relevant law, regulation or regulatory requirement, and in any event before any fine or penalty arises.

22.3	Indemnity and evidence of payment of taxes

The Borrowers shall fully indemnify each Creditor Party on the Agent's demand in respect of all proven claims, documented expenses, liabilities and losses incurred by any Creditor Party by reason of any failure of the Borrowers (or any of them) to make any tax deduction or by reason of any increased payment not being made on the due date for such payment in accordance with Clause 22.2 (Grossing-up for taxes). Within thirty (30) days after making any tax deduction, the Borrowers or, as the case may be, the relevant Borrower shall deliver to the Agent any receipts, certificates or other documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income

In this Clause 22 (No Set-Off or Tax Deduction) "tax deduction" means any deduction or withholding from any payment due under a Finance Document for or on account of any present or future tax except:

(a)	tax on a Creditor Party's overall net income; and

(b)	a FATCA Deduction.

22.5	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Creditor Party to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)
If a Lender knows or has reason to know that a Borrower is a US Tax Obligor, or where the Agent reasonably believes that its obligations under FATCA require it, each Lender shall, within ten (10) Business Days of:

(i)	where the Lender knows or has reason to know that a Borrower is a US Tax Obligor and the relevant Lender is a Party as at the date of this Agreement, the date of this Agreement;

(ii)
where the Lender knows or has reason to know that a Borrower is a US Tax Obligor and the relevant Lender became a Party after the date of this Agreement, the date on which the relevant Transfer Certificate became effective; or

(iii)	the date of a request from the Agent,

supply to the Agent:

(iv)	a withholding certificate on US Internal Revenue Service Form W-8 or Form W-9 (or any successor form) (as applicable); or

(v)	any withholding statement and other documentation, authorisations and waivers as the Agent may require to certify or establish the status of such Lender under FATCA.

The Agent shall provide any withholding certificate, withholding statement, documentation, authorisations and waivers it receives from a Lender pursuant to this paragraph (e) to the Borrowers, to the extent required for compliance with FATCA or any other law or regulation, and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorisations and waivers provided without further verification. The Agent shall not be liable for any action taken by it under or in connection with this paragraph (e).

(f)
Each Lender agrees that if any withholding certificate, withholding statement, documentation, authorisations and waivers provided to the Agent pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificate, withholding statement, documentation, authorisations and waivers or promptly notify the Agent in writing of its legal inability to do so.  The Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisations and waivers to the Borrowers, to the extent required for compliance with FATCA or any other law or regulation.  The Agent shall not be liable for any action taken by it under or in connection with this paragraph (f).

22.6	FATCA Deduction

(a)
Each Party may make any FATCA Deduction as it reasonably determines it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify each Borrower and the Agent and the Agent shall notify the other Creditor Parties.

23	ILLEGALITY, ETC.

23.1	Illegality

This Clause 23 (Illegality, etc.) applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to perform, maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or to fund or maintain the Loan.

23.2	Notification of illegality

The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 (Illegality) which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment

On the Agent notifying the Borrowers under Clause 23.2 (Notification of illegality), the Notifying Lender's Commitment shall be immediately cancelled; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 (Illegality) as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender's Contribution on the earlier of (a) the date specified by the relevant law or regulation in accordance with Clause 23.1 (Illegality) and (b) the last day of the then current Interest Period in accordance with Clauses 8.10 (Amounts payable on prepayment) and 8.11 (Application of partial prepayment or cancellation).

24	INCREASED COSTS

24.1	Increased costs

This Clause 24 (Increased costs) applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied; or

(b)
complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)
the implementation or application of or compliance with Basel III or any law or regulation which implements or applies Basel III (regardless of the date on which it is enacted, adopted or issued and regardless of whether any such implementation, application or compliance is by a government, regulator, the Notifying Lender or any of its affiliates),

(disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income),

the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost".

24.2	Meaning of "increased cost"

In this Clause 24 (Increased costs), "increased cost" means, in relation to a Notifying Lender:

(a)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not (aa) an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or (bb) an item covered by the indemnity for tax in Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) or by Clause 22 (No Set-Off or Tax Deduction) or (cc) a FATCA Deduction required to be made by a Party or (dd) an item:

(i)	arising from a decision by the Notifying Lender to adopt or implement a law or regulation which is not mandatorily applicable to it at the time it adopts such law or regulation; or

(ii)	arising from a law or regulation applicable only to the Notifying Lender if the imposition of such law or regulation arises from the Notifying Lender's own behaviour,

but only to the extent that the Notifying Lender determines it did or would have occurred the same level of increased costs as at the date of this Agreement and by reference to the facts and circumstances prevailing at that time.

24.3	Notification to Borrowers of claim for increased costs

The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1 (Increased costs), together with any supporting calculations where practical.

24.4	Payment of increased costs

The Borrowers shall pay to the Agent, within five (5) days of the Agent's written demand, supported by a certificate of the Notifying Lender, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

To the extent practical, any such certificate shall set out in reasonable detail the basis of calculation of the increased cost, the regulatory change giving rise to it and the casual link thereto (excluding confidential internal information), and shall, absent manifest error, be prima facie evidence of the amount claimed.

24.5	Notice of prepayment

If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4 (Payment of increased costs), the Borrowers may give the Agent not less than fourteen (14) days' notice of their intention to prepay the Notifying Lender's Contribution at the end of an Interest Period. For the avoidance of doubt, prepayment under this clause shall not trigger any additional fees, penalties, or indemnities beyond accrued interest and the Margin.

24.6	Prepayment; termination of Commitment

A notice under Clause 24.5 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers' notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)
on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

After such prepayment and cancellation of the Notifying Lender's Commitment, the Borrowers shall have no further obligation to compensate the Notifying Lender under this Clause 24 (Increased Costs), except for increased costs accrued prior to the date of such prepayment.

24.7	Application of prepayment

Clause 7 (Repayment and prepayment) shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances

Each Creditor Party may without prior notice to the Borrowers but with prior notice to the Agent:

(a)
apply any balance (after the occurrence of an Event of Default which is continuing) (whether or not then due) which at any time stands to the credit of any account in the name of a Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from that Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of that Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1 (Application of credit balances); and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document on Creditor Parties' general terms and conditions).

25.3	Sums deemed due to a Lender

For the purposes of this Clause 25 (Set-Off), a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest

This Clause 25 (Set-Off) gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrowers

No Borrower may assign or transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender

(a)	Subject to this Clause 26 (Transfers and Changes in Lending Offices), a Lender (the "Transferor Lender") may at any time, with the Borrowers' prior written consent or approval, cause:

(i)	its rights in respect of all or part of its Contribution; or

(ii)	its obligations in respect of all or part of its Commitment; or

(iii)	a combination of (i) and (ii); or

(iv)	all or part of its credit risk under this Agreement and the other Finance Documents,

to be syndicated to or (in the case of its rights) assigned, pledged or transferred to, or (in the case of its obligations) pledged or assumed by, any other bank or financial institution or to a trust, fund or other entity, provided such other entity is regularly engaged in, or established for the purpose of, making, purchasing or investing in loans, securities or other financial assets,

(each, a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 4 (Transfer Certificate) with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.

However, any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

(b)
The prior consent of the Borrowers (such consent not to be unreasonably withheld, delayed or conditioned) is required for a syndication or, (in the case of its rights) assignment, pledge or transfer, or (in the case of its obligations) pledge or assumption pursuant to this Clause 26.2 (Transfer by a Lender), unless:

(i)	the Transferee Lender is another Lender or an affiliate or a company or financial institution which is in the same ownership or control as one of the Lenders; or

(ii)
the Transferee Lender is a member of the European System of Central Banks, the KFW Development Bank, the European Investment Bank and other development banks included within the meaning of Section 5 para. 1 no.2 of the German Corporate Income Tax Act; or

(iii)	an Event of Default has occurred which is continuing at the relevant time.

(c)	The Borrowers will be deemed to have given their consent seven (7) Business Days after the Transferor Lender has requested it unless consent is expressly refused by the Borrowers within that time.

26.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to each Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

26.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 (Transfer Certificate, delivery and notification) on or before that date.

26.5	No transfer without Transfer Certificate

Except as provided in Clause 26.16 (Security over Lenders' rights), no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, any Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender only upon receipt by the Agent of a notice to this effect and evidence that all rights and obligations have automatically and by operation of law vested in the successor by virtue of the merger, de-merger or other reorganisation, without the need for the execution and delivery of a Transfer Certificate; the Agent shall in that event inform the Borrowers and the Security Trustee accordingly.

26.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which any Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of any Borrower or any Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 7.2 (Market disruption) and Clause 20 (Fees and Expenses), and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of any Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4 (Effective Date of Transfer Certificate)) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least three (3) Business Days' prior notice.

26.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates

The Borrowers, the Security Trustee and each Lender irrevocably authorises the Agent to sign Transfer Certificates on its behalf. The Borrowers and each Security Party irrevocably agree to the transfer procedures set out in this Clause 26 (Transfers and Changes in Lending Offices) and to the extent the cooperation of the Borrowers and/or any Security Party shall be required to effect any such transfer, the Borrowers and such Security Party shall take all necessary steps to afford such cooperation Provided that this shall not result in any additional costs to the Borrowers or such Security Party.

26.11	Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent's option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment

(a)	A Lender may sub-participate or include in a securitisation or similar transaction all or any part of its rights and/or obligations under or in connection with the Finance Documents:

(i)
in circumstances where the Lender may, without responsibility to the sub-participant, exercise or refrain from exercising any or all of its rights, powers and discretions arising under or in connection with the Finance Documents, without the Borrowers' prior consent but after giving fifteen (15) days' notice to the Borrowers and without serving a notice thereon; and

(ii)	in all other cases, subject to the same conditions set out in Clause 26.2 (Transfer by a Lender).

(b)
The Lenders may assign without the Borrowers' prior consent but after giving fifteen (15) days' notice to the Borrowers and without serving a notice thereon all or any part of the rights referred to in the preceding sentence to an insurer or surety who has become subrogated to them.

26.13	Sub-division, split, modification or re-tranching

Any Lender may, in its sole discretion, sub-divide, split, sever, modify or re-tranche its Contribution into one or more parts subject to the overall cost of its Contribution to the Borrowers remaining unchanged, if such changes are necessary in order to achieve a successful execution of a securitisation, syndication or any other capital market exit in respect of its Contribution (or any applicable part thereof).

26.14	Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15	Notification

On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 26 (Transfers and Changes in Lending Offices), each Lender may without consulting with or obtaining consent from, any Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by any Borrower or any Security Party other than or in excess of, or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.17	Securitisation

Each Borrower shall, and the Borrowers shall procure that each Security Party will, assist the Agent and/or any Lender in achieving a successful securitisation (or similar transaction) subject always to any confidentiality obligations pursuant to Clause 32 (Confidential Information) and applicable law, in respect of the Loan and the Finance Documents and such Security Party's reasonable costs for providing such assistance shall be met by the relevant Lender.  The Borrowers shall not be liable to make any additional payment under this Agreement and the other Finance Documents as a result of any such securitisation (or similar transaction). The Borrowers, if requested by the Agent, shall provide documentation evidencing the purchase price of each Ship when acquired by the relevant Borrower.

26.18	No additional costs

If a Transferor Lender assigns or transfers any of its rights or obligations under the Finance Documents and as a result of circumstances existing at the date the assignment or transfer occurs, a Borrower or a Security Party would be obliged to make a payment to the Transferee Lender under Clause 22.2 (Grossing up for taxes) or under that clause as incorporated by reference or in full in any other Finance Document, then the Transferee Lender is only entitled to receive payment under that clause to the same extent as the Transferor Lender would have been if the assignment or transfer had not occurred.

26.19	Replacement of a Defaulting Lender

(a)
The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days' prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to this Clause 26 (Transfers and Changes in Lending Offices) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution (or any of their respective affiliates or subsidiaries) or to a trust, fund or other entity (a "Replacement Lender") selected by the Borrowers, and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with this Clause 26 (Transfers and Changes in Lending Offices) for a purchase price in cash payable at the time of transfer which is either:

(i)	in an amount equal to the outstanding principal amount of such Lender's Contribution and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrowers and which does not exceed the amount described in paragraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 26.21 (Disenfranchisement of Defaulting Lenders) shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent or Security Trustee;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(iii)	the transfer must take place no later than seven (7) Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)
The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

26.20	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within ten (10) Business Days of that request being made (unless the Borrowers and the Agent agree to a longer time period in relation to any request):

(a)
its Commitment shall not be included for the purpose of calculating the Total Commitments under the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

26.21	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any undrawn Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Loan; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance documents,

that Defaulting Lender's Commitment under the Loan will be reduced by the amount of its undrawn Commitment under the Loan and, to the extent that that reduction results in that Defaulting Lender's Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 26.21 (Disenfranchisement of Defaulting Lenders) the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

27	VARIATIONS AND WAIVERS

27.1	Required consents

(a)
Subject to Clause 27.2 (Exceptions) and Clause 27.4 (Changes to reference rates), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrowers and any such amendment or waiver will be binding on all Creditor Parties and the Borrowers.

(b)	Any instructions given by the Majority Lenders will be binding on all the Creditor Parties.

(c)	The Agent may effect on behalf of any Creditor Party, any amendment or waiver permitted by any other provision of this Clause 27 (Variations and Waivers).

27.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" or "Finance Documents" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest fees, commission or other amount payable under any of the Finance Documents;

(iv)	an increase in or an extension of any Lender's Commitment;

(v)	any provision which expressly requires the consent of all the Lenders;

(vi)
Clause 3 (Position of the Lenders), Clause 11.5 (Information provided to be accurate), Clause 11.6 (Provision of financial statements), Clause 11.7 (Form of financial statements), Clause 11.15 (Provision of Further Information), Clause 26 (Transfers and Changes in Lending Offices), this Clause 27.2 (Exceptions) or Clause 27.4 (Changes to reference rates);

(vii)	the definitions of "Restricted Party", "Sanctions Authorities" or "Sanctions List" in Clause 1.1 (Definitions) or Clause 11.22 (Sanctions);

(viii)	any release of any Security Interest, guarantee, indemnities or subordination arrangement created by any Finance Document;

(ix)	any change of the currency in which the Loan is provided or any amount is payable under any of the Finance Documents;

(i)	an extension of the Availability Period; or

(ii)	a change in Clause 16.4 (Distribution of payment to Creditor Parties) or 22.2 (Grossing-up for taxes),

may not be effected without the prior written consent of all Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent, the Mandated Lead Arranger or the Security Trustee may not be effected without the consent of the Agent, the Mandated Lead Arranger or the Security Trustee, as the case may be.

27.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of any of Clauses 27.1 (Required consents), 27.2 (Exceptions) and 27.4 (Changes to reference rates), no document, no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27.4	Changes to reference rates

(a)	Any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrowers.

(b)
If any Lender fails to respond to a request for an amendment or waiver described in, or for any of the vote of the Lenders in relation to, paragraph (a) above within 5 Business Days (or such longer time period in relation to any request which the Borrowers and the Agent may agree) of that request being made:

(i)
its Commitment or its participation in the Loan (as the case may be) shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan (as applicable) when ascertaining whether any relevant percentage of Total Commitments or the aggregate of participations in the Loan (as applicable) has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)	In this Clause 27.4 (Changes to reference rates):

"Published Rate" means:

(a)	SOFR; or

(b)	Term SOFR for any Quoted Tenor.

"Quoted Tenor" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Reference Rate" means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under sub-paragraph (ii) above;

(b)
in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Borrowers, an appropriate successor or alternative to a Published Rate.

28	NOTICES

28.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications

A notice by letter or fax shall be sent:

(a)	to the Borrowers:	[name of the Borrower]
c/o Castor Ships S.A.
10 Seneka Street,
Kifissia 145 64, GreeceAttention of: Mr. Efstratios
Kalantzis/Mrs. Myrsini Rafaela Chiotelli/ Mr. Georgios Aridas
Email: legal@castorships.com and
finance@castorships.com

(b)	to a Lender:	At the address next to its name in Schedule 1 (Lenders and Commitments) or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent and Security Trustee:

for general matters:	Hamburg Commercial Bank AG
UB Asset Based Finance 25 Shipping
Shipping Clients International
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

Attention of: Mr Loukas Lagaras / Mr Ioannis Passas
Fax No: +30 210 4295-323
Email: Loukas.Lagaras@hcob-bank.com/ Ioannis.Passas@hcob-bank.com

for credit administrative matters:	Hamburg Commercial Bank AG
BU Business Operations
Loan & Collateral Operations
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

Attention of: Mr Ioannis Passas
Email: Ioannis.Passas@hcob-bank.com

or to such other address as the relevant Party may notify the Agent or, if the relevant Party is the Agent or the Security Trustee, the Borrowers, the Lenders and the Security Parties.

28.3	Effective date of notices

Subject to Clauses 28.4 (Service outside business hours) and 28.5 (Illegible notices):

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two hours after its transmission is completed.

28.4	Service outside business hours

However, if under Clause 28.3 (Effective date of notices) a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5 (Illegible notices)) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices

Clauses 28.3 (Effective date of notices) and 28.4 (Service outside business hours) do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication

(a)
Any communication from the Agent or the other Creditor Parties made by electronic means will be sent unsecured and without electronic signature, however, the Borrowers may request the Agent and the other Creditor Parties at any time in writing to change the method of electronic communication from unsecured to secured electronic mail communication.

(b)
The Borrowers hereby acknowledge and accept the risks associated with the use of unsecured electronic mail communication including, without limitation, risk of delay, loss of data, confidentiality breach, forgery, falsification and malicious software.  The Agent and the other Creditor Parties shall not be liable in any way for any loss or damage or any other disadvantage suffered by the Borrowers resulting from such unsecured electronic mail communication.

(c)
If the Borrowers (or any of them) or any other Security Party wish to cease all electronic communication, they shall give written notice to the Agent and the other Creditor Parties accordingly after receipt of which notice the Parties shall cease all electronic communication.

(d)	For as long as electronic communication is an accepted form of communication, the Parties shall:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their respective addresses or any other such information supplied to them.

(e)
Each Borrower undertakes and declares that any documents to fulfil the disclosure of the financial circumstances according to Sec. 18 of the German Banking Act (KWG) that were or are hereinafter submitted to the Hamburg Commercial Bank AG electronically or on data carriers through the Borrowers or any other Security Party or any of them or a third party are complete and correct. It further agrees and declares that:

(i)	it is irrelevant whether such documents were submitted with or without signature;

(ii)
documents submitted to Hamburg Commercial Bank AG electronically or on data carriers according to Sec. 18 of the German Banking Act (KWG) have the same legal significance as documents with signature in paper form; and

(iii)	until written revocation, the declaration under this Clause 28.7 (Electronic communication) shall remain valid.

28.8	English language

Any notice under or in connection with a Finance Document shall be in English.

28.1	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the parties to this Agreement may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant parties directly. This provision shall not operate after a replacement Agent has been appointed.

28.2	Meaning of "notice"

In this Clause 28 (Notices), "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	JOINT AND SEVERAL LIABILITY

29.1	General

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 29.2 (No impairment of Borrower's obligations), joint.

29.2	No impairment of Borrowers' obligations

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	any Lender or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	any Lender or the Security Trustee releasing any other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

29.3	Principal debtors

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.

29.4	Subordination

Subject to Clause 29.5 (Borrowers' required action), during the Security Period, no Borrower shall:

(a)
claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document provided that in respect of any unconnected claims such may be permitted in relation to liabilities between the Borrowers in the normal course of business up to an amount of $150,000 for so long as no Event of Default has occurred and is continuing; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

29.5	Borrowers' required action

If during the Security Period, the Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 29.4 (Subordination), in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent's notice.

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts

A Finance Document may be executed in any number of counterparts.

30.4	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30.5	Benefit and binding effect

The terms of this Agreement shall be binding upon, and shall enure to the benefit of, the Parties and their respective (including subsequent) successors and permitted assigns and transferees.

31	BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts, to the extent required by applicable law, that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

32	CONFIDENTIAL INFORMATION

32.1	Confidentiality

Each Creditor Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 32.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

32.2	Disclosure of Confidential Information

Any Creditor Party may disclose:

(a)
to any of its affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors and representatives such Confidential Information as that Creditor Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Trustee and, in each case, to any of that person's affiliates, Related Funds, representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrowers and/or any Security Party and to any of that person's affiliates, Related Funds, representatives and professional advisers;

(iii)
appointed by any Creditor Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any competent governmental, banking, taxation or other competent regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.16 (Security over Lenders' rights);

(viii)	who is a Party, a member of the Group or any related entity of the Borrowers and/or any Security Party;

(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(x)	with the prior written consent of the Borrowers provided that if the Borrowers fail to respond within seven (7) days of the Agent's request, it will be deemed to have consented;

in each case, such Confidential Information as that Creditor Party shall consider appropriate if:

(A)
in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the reasonable opinion of that Creditor Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Creditor Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Creditor Party;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrowers and/or any Security Party.

32.3	Entire agreement

This Clause 32 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Creditor Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

32.4	Inside information

Each of the Creditor Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Creditor Parties undertakes not to use any Confidential Information for any unlawful purpose.

32.5	Notification of disclosure

Each of the Creditor Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 32.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of their supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 32 (Confidential Information).

32.6	Continuing obligations

The obligations in this Clause 32 (Confidential Information) are continuing and, in particular, shall survive and remain binding on each Creditor Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Borrowers under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Creditor Party otherwise ceases to be a Creditor Party.

32.7	Disclosure by the Borrowers

The Borrowers shall not, and shall ensure that no Security Party will, publish any details regarding the Loan or any of the Finance Documents without the Agent's prior written consent.

32.8	DS_GVO

The permission of disclosure set out in this Clause 32 (Confidential Information) is granted for the purposes of providing relief from banking secrecy and confidentiality requirements. It is not intended as, and is no declaration of, consent in accordance with the DS_GVO (EU Regulation 2016/679, General Data Protection Regulation).

33	LAW AND JURISDICTION

33.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

33.2	Exclusive English jurisdiction

Subject to Clause 33.3 (Choice of forum for the exclusive benefit of the Creditor Parties), the courts of England shall have exclusive jurisdiction to settle any Dispute.

33.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 33.2 (Exclusive English jurisdiction) is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

No Borrower shall commence any proceedings in any country other than England in relation to a Dispute.

33.4	Process agent

Each Borrower irrevocably appoints Hill Dickinson Services (London) Limited at its registered office from time to time, presently at The Broadgate Tower 7th Floor, 20 Primrose Street, London, EC2A 2EW, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

33.5	Creditor Party rights unaffected

Nothing in this Clause 33 (Law and Jurisdiction) shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

33.6	Meaning of "proceedings" and "Dispute"

In this Clause 33 (Law and Jurisdiction), "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Total Commitment (US Dollars)

Hamburg Commercial Bank AG	Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany	$60,000,000

SCHEDULE 2

FORM OF DRAWDOWN NOTICE

To:	Hamburg Commercial Bank AG
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany
Attention: Loans Administration

[●] 2026

DRAWDOWN NOTICE

1
We refer to the loan agreement dated [●] 2026 (the "Loan Agreement") and made between ourselves, as joint and several Borrowers, the Lenders referred to therein, and yourselves as Agent, Mandated Lead Arranger and Security Trustee in connection with a facility of up to US$60,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:

(a)	Amount of Advance: US$[●];

(b)	Drawdown Date: [●];

(c)	Duration of the Interest Period for the Advance shall be [●] months; and

(d)	Payment instructions: account in our name and numbered [●] with [●] of [●].

3	We represent and warrant that:

(a)
the representations and warranties in Clause 10 (Representations and Warranties) of the Loan Agreement would remain true and not misleading if repeated on the date of this Drawdown Notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of that Advance.

4	This Drawdown Notice cannot be revoked without the prior consent of the Majority Lenders.

5	We authorise you to deduct the [●] fees payable pursuant to Clause 20.1(a) and (b) (Structuring and commitment fees).

[Name of Signatory]
[Attorney-in-fact]
for and on behalf of
STARFIRE SHIPPING CO.
NIGHTWING SHIPPING CO.
QUICKSILVER SHIPPING CO. and
MANTIS SHIPPING CO.

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a) (Documents, fees and no default) required on or before service of the first Drawdown Notice.

1	A duly executed original of:

(a)	this Agreement;

(b)	the Corporate Guarantee;

(c)	the Agency and Trust Agreement;

(d)	any Subordination Agreement;

(e)	any Subordinated Debt Security;

(f)	the Account Pledges; and

(g)	any other Finance Document (unless such other Finance Document is referred to elsewhere in this Schedule),

(and of each document required to be delivered under each of them).

2
Copies of the certificate of incorporation and constitutional documents of each Borrower, the Corporate Guarantor and any other Security Party and any company registration documents in respect of each Borrower, the Corporate Guarantor or, any other Security Party (including, without limitation, any corporate register excerpts) required by the Agent and a list of all members of the Group.

3
Copies of resolutions of the shareholders and the board of directors of each Borrower, the Corporate Guarantor and any other Security Party authorising the execution of each of the Finance Documents to which that Borrower, the Corporate Guarantor or that Security Party is a party and, in the case of each Borrower, authorising named officers to give a Drawdown Notice(s) and other notices under this Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of a Borrower, the Corporate Guarantor or any other Security Party.

5	Copies of all consents which each Borrower, the Corporate Guarantor or any other Security Party requires to enter into, or make any payment under, any Finance Document or any Assignable Charter.

6	The originals of any mandates or other documents required in connection with the opening or operation of the Accounts.

7	Documentary evidence that the agent for service of process named in Clause 32 (Law and Jurisdiction) has accepted its appointment.

8
Copies of each Assignable Charter documentation and of all documents signed or issued by the Borrowers or any party thereto (or any of them) under or in connection with such documents together, with such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution of all such documents by the parties thereto.

9
Any documents required by the Agent in respect of each Borrower, the Corporate Guarantor and any other Security Party (including statements of beneficial ownership of each company) to satisfy the Lenders' "know your customer" and money laundering requirements.

10
Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Republic of the Marshall Islands and such other relevant jurisdictions as the Agent may require.

11	Documents establishing that each Ship is managed by the relevant Approved Manager on terms acceptable to the Lenders.

12	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent at the Borrowers' expense.

PART B

The following are the documents referred to in Clause 9.1(b) (Documents, fees and no default) required before each Drawdown Date.

1
A duly executed original of the Mortgage, the General Assignment and any Charterparty Assignment relating to any Assignable Charter (and of each document to be delivered by each of them) each in respect of each Ship.

2	Documentary evidence that:

(a)	each Ship is definitively and permanently registered in the name of the relevant Borrower under an Approved Flag in accordance with the laws of the applicable Approved Flag State;

(b)	each Ship is in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance Documents;

(c)
each Ship maintains the class specified in Clause 14.3(b) (Repair and classification) with a first class classification society which is a member of IACS (being one of Lloyd's Registry, American Bureau of Shipping, Det Norske Veritas, Bureau Veritas, Korean Register of Shipping, Nippon Kaiji Kyoykai or Registro Italiano Navale) as the Agent may approve free of all overdue recommendations and conditions of such classification society (in a form of a class certificate of each Ship with all applicable endorsements up to date and a class maintenance certificate issued on a date falling at a maximum of five (5) days prior to the drawdown date);

(d)
the Mortgage relating to each Ship has been duly registered or recorded against that Ship as a valid first preferred or, as the case may be, priority mortgage in accordance with the laws of the applicable Approved Flag State;

(e)	each Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with; and

(f)
if applicable, each Ship has been delivered to the relevant charterer under an Assignable Charter after the registration or recordation of the relevant Mortgage and that any charterer has acknowledged such prior registration or recordation or has subordinated in writing all its claims against that Ship and the relevant Borrower to the rights of the Creditor Parties.

3	In relation to an Approved Manager and each Ship:

(a)	the Approved Manager's Undertaking relative thereto;

(b)
copies of the Approved Manager's Document of Compliance and of that Ship's Safety Management Certificate and ISSC (together with any other details of the applicable safety management system which the Agent requires); and

(c)	copies of the Inventory of Hazardous Material of each Ship and each other certificate required to be provided to the Creditor Parties pursuant to Clause 14.17 (IHM and green scrapping).

4
One, or as the case may be, more valuations of each Ship, prepared pursuant to paragraphs 15.3(a) and 15.3(b) of Clause 15.3 (Valuation of Ships), at a date not earlier than thirty (30) days prior to the Drawdown Date, stated to be for the purposes of this Agreement.

5	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the relevant Approved Flag State and such other relevant jurisdictions as the Agent may require.

6	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for each Ship as the Agent may require.

7	Evidence satisfactory to the Agent that the Minimum Liquidity is standing to the credit of the Liquidity Account pursuant to Clause 11.18 (Minimum Liquidity).

8	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent at the Borrowers' expense.

9	Evidence satisfactory to the Agent of payment of all fees due and payable in accordance with Clause 9 (Conditions Precedent) of this Agreement.

10	A most recent survey report or other comparable document in respect of the physical condition of each Ship.

Each of the documents specified in paragraph 4 of Part A shall be notarised or legalised by a competent authority acceptable to the Agent and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by the secretary (or equivalent officer), or attorney-at-law of the relevant Borrower.

PART C

The following are the documents referred to in Clause 9.1(c)(i) (Documents, fees and no default) required on or before the second and any subsequent Drawdown Date:

1
Evidence satisfactory to the Agent that each document provided under paragraphs 2 to 5 of Part A of Schedule 3 (Condition Precedent Documents) is correct, complete and in full force and effect as at the relevant Drawdown Date.

2	Evidence satisfactory to the Agent of payment of all fees due and payable in accordance with Clause 20 (Fees and expenses) of this Agreement.

3
A valuation of each Ship prepared at a date not earlier than thirty (30) days prior to the relevant Drawdown Date and otherwise pursuant to Clause 15.3 (Valuation of Ships), stated to be for the purposes of this Agreement.

4	Any other documents or evidence as the Agent may reasonably request from the Borrowers.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	Hamburg Commercial Bank AG for itself and for and on behalf of each Borrower, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[●]

1
This Certificate relates to a loan agreement dated [●] 2026 (the "Loan Agreement") and made between (1) Starfire Shipping Co., Nightwing Shipping Co., Quicksilver Shipping Co. and Mantis Shipping Co. (together, the "Borrowers") as joint and several Borrowers, (2) the banks and financial institutions named therein as Lenders, (3) Hamburg Commercial Bank AG as Agent, (4) Hamburg Commercial Bank AG as Mandated Lead Arranger and (5) Hamburg Commercial Bank AG as Security Trustee for a loan facility of up to US$60,000,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

"Relevant Parties" means the Agent, each Borrower, each Security Party, the Security Trustee and each Lender;

"Transferor" means [full name] of [lending office]; and

"Transferee" means [full name] of [lending office].

3	The effective date of this Certificate is [●] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4
[The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [●] per cent. of its Contribution, which percentage represents $[●].

5
[By virtue of this Certificate and Clause 26 (Transfers and Changes in Lending Offices) of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●]] [from [●] per cent. of its Commitment, which percentage represents $[●]] and, subject to Clause 26.7 (Effect of Transfer Certificate) of the Loan Agreement, from all obligations connected therewith, the Transferee acquires a Commitment of $[●].]

6
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 (Transfers and Changes in Lending Offices) of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 (Transfers and Changes in Lending Offices) of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Mandated Lead Arranger, the Security Trustee or any Lender in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	any Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrowers or any Security Party under the Finance Documents;

(c)
agrees that it will have no rights of recourse on any ground against the Agent, the Mandated Lead Arranger, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10
The Transferor and the Transferee each undertake with the Agent, the Mandated Lead Arranger and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee and/or the Mandated Lead Arranger in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's, the Mandated Lead Arranger's or the Security Trustee's own officers or employees.

11
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent, the Mandated Lead Arranger or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent, the Mandated Lead Arranger or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:
Date:	Date:

Agent

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party
Hamburg Commercial Bank AG

By:
Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Notes:

This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

Paragraph 4 deals with assignment of rights and can be used together with paragraph 5 if the parties have agreed to a combination of assignment of rights and transfer of obligations.

Paragraph 5 deals with transfer of obligations and should be removed if the parties have agreed to an assignment only.

SCHEDULE 5

POWER OF ATTORNEY

Know all men by these presents that [Starfire Shipping Co.][Nightwing Shipping Co.][Quicksilver Shipping Co.][Mantis Shipping Co.] (the "Corporation"), a corporation incorporated in the Republic of the Marshall Islands and having its registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 irrevocably and by way of security appoints Hamburg Commercial Bank AG (the "Attorney") of Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany its attorney, to act in the name of the Corporation and to exercise any right, entitlement or power of the Company in relation to [name of classification society] (the "Classification Society") and/or to the classification records of any vessel owned, controlled or operated by the Company including, without limitation, such powers or entitlement as the Company may have to inspect the class records and any files held by the Classification Society in relation to any such vessel and to require the Classification Society to provide to the Attorney or to any of its nominees any information, document or file which the Attorney may request.

Ratification of actions of attorney. For the avoidance of doubt and without limiting the generality of the above, it is confirmed that the Company hereby ratifies any action which the Attorney takes or purports to take under this Power of Attorney and the Classification Society shall be entitled to rely hereon without further enquiry.

Delegation. The Attorney may exercise its powers hereunder through any officer or through any nominee and/or may sub-delegate to any person or persons (including a receiver and persons designated by him) all or any of the powers (including the discretions) conferred on the Attorney hereunder, and may do so on terms authorising successive sub-delegations.

This Power of Attorney was executed by the Company as a Deed on [●] 2026.

EXECUTED as a DEED by	)
[STARFIRE SHIPPING CO.]	)
[NIGHTWING SHIPPING CO.]	)
[QUICKSILVER SHIPPING CO.]	)
[MANTIS SHIPPING CO.]	)
acting by its President	)
)
in the presence of:	)

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	Hamburg Commercial Bank AG
Gerhart-Hauptmann-Platz 50
D-20095 Hamburg
Germany

[●]

Dear Sirs

We refer to a loan agreement dated [●] 2026 (the "Loan Agreement") made between (amongst others) yourselves and ourselves in relation to a revolving credit facility of up to $60,000,000.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this Compliance Certificate.

We enclose with this certificate a copy of the [semi-annual individual unaudited management accounts of the Borrowers and the semi-annual individual unaudited management accounts of the Corporate Guarantor for the 6-month period ended [30 June] 20[●]]/[the individual unaudited annual management accounts of the Borrowers and the consolidated audited annual financial statements of the Corporate Guarantor for the financial year ended 31 December 20[●]]. The financial statements (i) have been prepared in accordance with all applicable laws and US GAAP consistently applied, (ii) give a true and fair view of the state of affairs of the Borrowers, the Corporate Guarantor and the Group at the date of those accounts and of their profits for the period to which those accounts relate and (iii) fully disclose or provide for all significant liabilities of the Borrowers, the Corporate Guarantor and the Group and each of its subsidiaries.

Each Borrower represents that no Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]]. In addition as of [●], each Borrower confirms compliance with the minimum liquidity requirements set out in Clause 11.18 (Minimum Liquidity) [,] [and] the minimum security cover requirement set out in Clause 15.1 (Minimum required security cover) [and][list here any other financial covenants which are applicable to the relevant transaction], of the Loan Agreement for the [6-month] period ending on the date of this certificate.

We now certify that, as at [30 June] [31 December] 20[●]:

(a)	the aggregate amount of the Minimum Liquidity standing to the credit of the Liquidity Account is $[●];

(b)	the aggregate amount standing to the credit of the Dry Dock Reserve Accounts is $[●]; and

(c)	the Security Cover Ratio is above 125 per cent..

This Compliance Certificate shall be governed by, and construed in accordance with, English law.

Name: [●]
Title: [senior officer]
[●]

SCHEDULE 7

TIMETABLES

Reference Rate is fixed	Quotation Day

SCHEDULE 8

ROLLOVER ADVANCE NOTICE

From:	STARFIRE SHIPPING CO.
NIGHTWING SHIPPING CO.
QUICKSILVER SHIPPING CO.
MANTIS SHIPPING CO.
Trust Company Complex
Ajeltake Road, Ajeltake Island
Majuro, Marshall Islands
MH96960

To:	Hamburg Commercial Bank AG
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany
Attention: Loans Administration

Dated: [●]

Dear Sirs

We refer to the loan agreement dated [●] 2026 (the "Loan Agreement") and made between ourselves, as joint and several borrowers, the Lenders referred to therein, and yourselves as Agent, Mandated Lead Arranger and Security Trustee in connection with a senior secured reducing revolving credit facility of up to US$60,000,000.

This is a Rollover Advance Notice. Terms defined in the Loan Agreement have the same meaning in this Rollover Advance Notice unless given a different meaning in this Rollover Advance Notice.

1	We request to borrow a Rollover Advance on the following terms:

(a)	Amount:	$[●]

(b)	Duration of Interest Period:	[3] months

2	We represent and warrant that:

(a)
the representations and warranties in Clause 10 (Representations and Warranties) of the Loan Agreement would remain true and not misleading if repeated on the date of this Rollover Advance Notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of that Advance.

3	This Rollover Advance Notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]
[Attorney-in-fact]
for and on behalf of
STARFIRE SHIPPING CO.
NIGHTWING SHIPPING CO.
QUICKSILVER SHIPPING CO. and
MANTIS SHIPPING CO.

SCHEDULE 9

DETAILS OF SHIPS

Ship	Ship name	Type	IMO	Approved Flag	Approved Head Manager	Approved Technical Manager

Ship A	DREAM ARRAX	LPG Carrier	9713545	Marshall Islands	Castor Ships	Columbia Shipmanagement (Deutschland) GmbH

Ship B	DREAM VERMAX	LPG Carrier	9719525	Marshall Islands	Castor Ships	Columbia Shipmanagement (Deutschland) GmbH

Ship C	WONDER ALTAIR	MR2 tanker	9884825	Marshall Islands	Castor Ships	Castor Ships

Ship D	WONDER MAIA	MR2 tanker	9676515	Marshall Islands	Castor Ships	Castor Ships

EXECUTION PAGES

BORROWERS

SIGNED by	)
/s/ Georgia Liopi	)
Its attorney-in-fact	)
for and on behalf of	)
STARFIRE SHIPPING CO.	)
in the presence of: Aikaterina Dimitrou	)

SIGNED by	)
/s/ Georgia Liopi	)
Its attorney-in-fact	)
for and on behalf of	)
NIGHTWING SHIPPING CO.	)
in the presence of: Aikaterina Dimitrou	)

SIGNED by	)
/s/ Georgia Liopi	)
Its attorney-in-fact	)
for and on behalf of	)
QUICKSILVER SHIPPING CO.	)
in the presence of: Aikaterina Dimitrou	)

SIGNED by	)
/s/ Georgia Liopi	)
Its attorney-in-fact	)
for and on behalf of	)
MANTIS SHIPPING CO.	)
in the presence of: Aikaterina Dimitrou	)

LENDERS

SIGNED by	)
/s/ Konstantinos Mexias	)
for and on behalf of	)
HAMBURG COMMERCIAL BANK AG	)
in the presence of: Aikaterina Dimitrou	)

AGENT

SIGNED by	)
/s/ Konstantinos Mexias	)
for and on behalf of	)
HAMBURG COMMERCIAL BANK AG	)
in the presence of: Aikaterina Dimitrou	)

MANDATED LEAD ARRANGER

SIGNED by	)
/s/ Konstantinos Mexias	)
for and on behalf of	)
HAMBURG COMMERCIAL BANK AG	)
in the presence of: Aikaterina Dimitrou	)

SECURITY TRUSTEE

SIGNED by	)
/s/ Konstantinos Mexias	)
for and on behalf of	)
HAMBURG COMMERCIAL BANK AG	)
in the presence of: Aikaterina Dimitrou	)